Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

A la Carte U.S., LLC,

A La Carte Investments Canada, Inc.

BRODERO HOLDINGS INC.,

and

FIRE-BALL HOLDINGS CORPORATION LTD.

and, for the limited purposes set forth herein

RE/MAX, LLC

dated as of

JUNE 3, 2021

Page

Article I Definitions	3
Article II Purchase and Sale	22

Section 2.01Purchase and Sale of Shares22

Section 2.02Purchase Price22

Section 2.03Closing22

Section 2.04Closing Deliverables22

Section 2.05Purchase Price Calculation and Adjustment.25

Section 2.06Withholding Tax28

Article III Representations and warranties of sellers	28

Section 3.01Organization and Authority of Sellers28

Section 3.02Organization, Authority and Qualification of the Target Companies29

Section 3.03Capitalization of the Target Companies29

Section 3.04Entirety of the Business31

Section 3.05No Conflicts31

Section 3.06Regulatory Approvals; Consents32

Section 3.07Financial Statements32

Section 3.08Undisclosed Liabilities33

Section 3.09Absence of Certain Changes, Events and Conditions33

Section 3.10Material Contracts35

Section 3.11Title to Assets36

Section 3.12Owned Real Property36

Section 3.13Leased Real Property36

Section 3.14Intellectual Property37

Section 3.15Accounts Receivable.40

Section 3.16Data and Privacy Laws40

Section 3.17Customers and Suppliers41

Section 3.18Franchise Matters42

Section 3.19PPP Loans45

Section 3.20Insurance45

Section 3.21Environmental Matters.46

Section 3.22Legal Proceedings; Governmental Orders46

Section 3.23Compliance with Laws; Permits46

Section 3.24Employment and Employee Benefit Matters47

Section 3.25Taxes52

Section 3.26Residence55

Section 3.27Books and Records55

Section 3.28Brokers55

Section 3.29COVID-1955

Section 3.30Asset Valuation55

Section 3.31Rules Relating to Payment of Commissions55

Section 3.32Numberco56

Article IV Representations and warranties of Buyers	56

Section 4.01Organization of Buyers and Guarantor56

Section 4.02Authority of Buyers and Guarantor56

Section 4.03No Conflicts56

i

(continued)

Page

Section 4.04Consents57

Section 4.05Investment Purpose57

Section 4.06Sufficiency of Funds57

Section 4.07No Brokers58

Section 4.08Legal Proceedings58

Article V Covenants	58

Section 5.01Conduct of Business Prior to the Closing58

Section 5.02Access to Information58

Section 5.03No Solicitation of Other Bids59

Section 5.04Notice of Certain Events.60

Section 5.05Amendment to the Europe Franchise Agreement.60

Section 5.06Resignations and Releases.60

Section 5.07Confidentiality60

Section 5.08Governmental Approvals and Consents61

Section 5.09Books and Records62

Section 5.10Director and Officer Indemnification and Insurance Policies63

Section 5.11Closing Conditions64

Section 5.12Public Announcements64

Section 5.13No Continued Sales64

Section 5.14Further Assurances64

Section 5.15Financing65

Section 5.16Cooperation with Financing65

Section 5.17R&W Insurance66

Section 5.18Pre-Closing Reorganizations66

Section 5.19Release67

Section 5.20Disclosed Personal Information67

Section 5.21401(k) Plans68

Section 5.22Seller-Retained Employees68

Section 5.23Salesforce Contract and DATA/MAX68

Section 5.24Payments from Affiliates69

Section 5.25Sale of 11099183 Canada Inc.69

Section 5.26Repayment of CEBA Loan69

Section 5.27Termination of Consulting Agreements69

Section 5.28TD Banking Arrangements69

Section 5.29Use of Integra Name69

Article VI Tax matters	69

Section 6.01Tax Covenants69

Section 6.02Termination of Existing Tax Sharing Agreements72

Section 6.03Tax Indemnification72

Section 6.04Straddle Period73

Section 6.05Contests73

Section 6.06Cooperation and Exchange of Information74

Section 6.07Tax Treatment of Indemnification Payments74

Section 6.08Payments to Buyers74

Section 6.09Survival75

Section 6.10Overlap75

Section 6.11Tax Refunds75

(continued)

Page

Section 6.12Tax Year75

Section 6.13Intermediary Transaction.75

Section 6.14No Section 338 or 336 Elections.75

Section 6.15Transaction Tax Deductions.76

Section 6.16Revised Partnership Audit Rules.76

Article VII Conditions to Closing	76

Section 7.01Conditions to Obligations of All Parties76

Section 7.02Conditions to Obligations of Buyers76

Section 7.03Conditions to Obligations of Sellers77

Section 7.04Waiver; Effect of Closing on Conditions78

Article VIII Indemnification	78

Section 8.01Survival78

Section 8.02Indemnification by Sellers79

Section 8.03Indemnification by Buyers79

Section 8.04Indemnification Procedures80

Section 8.05Payments; Indemnification Escrow Fund; R&W Insurance Policy82

Section 8.06Tax Treatment of Indemnification Payments83

Section 8.07Certain Limitations83

Section 8.08Exclusive Remedies84

Section 8.09One Recovery85

Section 8.10Survival85

Article IX Termination	85

Section 9.01Termination85

Section 9.02Effect of Termination86

Section 10.01Expenses86

Section 10.02Notices87

Section 10.03Interpretation88

Section 10.04Headings88

Section 10.05Severability88

Section 10.06Entire Agreement88

Section 10.07Successors and Assigns88

Section 10.08No Third-party Beneficiaries89

Section 10.09Amendment and Modification; Waiver89

Section 10.10Governing Law89

Section 10.11Waiver of Jury Trial89

Section 10.12Specific Performance89

Section 10.13Guarantee90

Section 10.14Counterparts90

EXHIBITS

Exhibit AForm of New Lease Agreement

Exhibit BForm of Restrictive Covenant Agreement

Exhibit CSample Calculation of the Closing Working Capital

Exhibit DRegional Franchise Agreements

(continued)

Page

Exhibit EForm of Resignation and Release
Exhibit FVendor Pre-Closing Reorganization

Exhibit GBuyer Requested Pre-Closing Reorganization

Exhibit HSchedule of Special Indemnities

Exhibit IForm of Personal Guarantee

Exhibit JSeller-Retained Employees

Exhibit KTerms of Amendment to Europe Franchise Agreement

*	The above exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of June 3, 2021, is entered into by and among (i) Brodero Holdings Inc., an Ontario corporation (“Brodero”), (ii) Fire-Ball Holdings Corporation Ltd., an Ontario corporation (“Fire-Ball” and, together with Brodero, the “Sellers”), (iii) A la Carte U.S., LLC, a Delaware limited liability company (“US Acquisition Co”), (iv) A la Carte Investments Canada, Inc., a British Columbia corporation (“Canada Acquisition Co” and, together with US Acquisition Co, the “Buyers”) and, for the limited purposes set forth herein, RE/MAX, LLC, a Delaware limited liability company (the “Guarantor”).

RECITALS

WHEREAS, Canada Acquisition Co is a wholly owned subsidiary of RE/MAX of Western Canada (1998), LLC, a Delaware limited liability company (“RE/MAX of Western Canada”) and RE/MAX of Western Canada is a wholly owned subsidiary of RE/MAX, LLC;

WHEREAS, Sellers own all of the issued and outstanding shares (the “RE/MAX Ontario Shares”) in the capital of RE/MAX Ontario-Atlantic Canada, Inc. (which shall hereinafter be referred to as “capital stock”, as applicable), an Ontario corporation (“RE/MAX Ontario”);

WHEREAS, Sellers own all of the issued and outstanding shares of capital stock (the “P&S Holdings Shares” and, together with the RE/MAX Ontario Shares, the “Purchased Shares”) of Polzler & Schneider Holdings Corporation, a Delaware corporation (“P&S Holdings” and, together with RE/MAX Ontario, the “Purchased Companies”);

WHEREAS, the Purchased Companies directly or indirectly own the following equity interests in the following subsidiary entities (which entities, together with the Purchased Companies and Numberco, are collectively referred to as the “Target Companies” and are each individually referred to as a “Target Company”):

1.	RE/MAX Ontario owns:
a.	all of the issued and outstanding shares of capital stock (the “RE/MAX Promotions Canada Shares”) of RE/MAX Promotions Inc., an Ontario corporation (“RE/MAX Promotions Canada”);
2.	P&S Holdings owns:
a.	all of the issued and outstanding shares of capital stock (the “Integra Shares”) of Integra Enterprises Corporation, a Florida corporation (“Integra”), which owns:
i.	all of the issued and outstanding shares of capital stock (the “RE/MAX North Central Shares”) of RE/MAX North Central, Inc., a Wisconsin corporation (“RE/MAX North Central”), which owns:
1.	all of the issued and outstanding shares of capital stock (the “RE/MAX Promotions Shares”) of RE/MAX Promotions, Inc., a Minnesota corporation (“RE/MAX Promotions”);

LEGAL_1:66986917.23

ii.	all of the issued and outstanding shares of capital stock (the “RE/MAX New England Shares”) of RE/MAX of New England, Inc., a Massachusetts corporation (the “RE/MAX New England”), which owns:
1.

all of the issued and outstanding shares of capital stock (“RE/MAX New England Promotions Shares”) of RE/MAX of New England Promotions, Inc., a Massachusetts corporation (“RE/MAX New England Promotions”);

iii.	seventy-six percent (76%) of the issued and outstanding shares of capital stock of P & S Enterprises, Inc., an Indiana corporation (“P&S Enterprises”), which owns:
1.

all of the general partnership interest, which constitutes a one percent (1%) interest in the equity of (the “RE/MAX Indiana GP Interests”) RE/MAX Indiana Limited Partnership, an Indiana limited partnership (“RE/MAX Indiana”); and

iv.	seventy-five and one quarter percent (75.25%) of issued and outstanding limited partnership interests of RE/MAX Indiana, which owns:
1.	all of the issued and outstanding shares (the “RE/MAX Indiana Promotions Shares”) of RE/MAX of Indiana Promotions, Inc., an Indiana corporation (“RE/MAX Indiana Promotions”);

WHEREAS, the Target Companies are parties to the Regional Franchise Agreements;

WHEREAS, pursuant to the Regional Franchise Agreements, RE/MAX Ontario, RE/MAX North Central, RE/MAX New England, and RE/MAX Indiana acquired the subfranchise rights to the RE/MAX System for the territories identified in the Regional Franchise Agreements and RE/MAX Ontario, RE/MAX North Central, RE/MAX New England, and RE/MAX Indiana have operated and built a RE/MAX real-estate franchising business and related businesses (“Business”) within such territories pursuant to the Regional Franchise Agreements;

WHEREAS, prior to the Closing (as defined below), the transactions and other matters provided for in the Pre-Closing Reorganization (as defined below) shall take place and be completed;

WHEREAS, US Acquisition Co desires to purchase from Sellers, and Sellers desire to sell to US Acquisition Co, the P&S Holdings Shares, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Canada Acquisition Co desires to purchase from Sellers, and Sellers desire to sell to Canada Acquisition Co, the RE/MAX Ontario Shares; and

WHEREAS, each of the Principal Stockholders owns directly or indirectly a substantial portion of one of the Sellers, will benefit directly or indirectly from the transactions contemplated hereby, and it is a condition of Buyer to enter into and consummate the transactions contemplated herein that the Principal Stockholders agree to the obligations provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“111(4)(e) Amount” means CAD 130,422,288, which amount shall not exceed, in respect of any particular property, the lesser of the amounts described in clauses 111(4)(e)(i)(A) and (B) of the ITA, and which shall be determined by mutual agreement between the Sellers and the Buyers and in accordance with Exhibit G.

“111(4)(e) Designation” has the meaning set forth in Exhibit G.

“111(4)(e) Tax Liability” means any income Taxes payable by RE/MAX Ontario that are directly attributable to the filing of the designation pursuant to paragraph 111(4)(e) of the ITA as provided for in Section 6.01(g).

“401(k) Plans” has the meaning set forth in Section 5.21.

“Accounts Receivable” means all accounts or notes receivable held by the Target Companies, and any security, claim, remedy, or other right related to any of the foregoing.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any collection matter, claim, charge, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, including related to any claim for indemnification pursuant to Article VI or Article VIII hereof.

“Additional Pre-Closing Redemptions” means such redemptions of P&S Holdings Shares as the Sellers may reasonably determine to cause P&S Holdings to undertake prior to the Closing for the purpose of returning capital in excess of the Target Working Capital to the Sellers.

“Adjustment Escrow Fund” has the meaning set forth in Section 2.04(c)(i).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or elect a majority of directors of a corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternate Financing” has the meaning set forth in Section 5.15.

“AS/GAR” means AS/GAR, Inc., a Delaware corporation.

“AS/GAR Equity Interests” has the meaning set forth in Section 3.03(k).

“AS/GAR P&S Enterprises Shares” has the meaning set forth in Section 3.03(i).

“AS/GAR RE/MAX Indiana LP Interests” has the meaning set forth in Section 3.03(k).

“ASPE” means accounting standards for private enterprises in Canada, as set out in the CPA Canada Handbook at the relevant time.

“Audited Financial Statements” has the meaning set forth in Section 3.07.

“Balance Sheet” has the meaning set forth in Section 3.07.

“Balance Sheet Date” has the meaning set forth in Section 3.07.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Benefit Plan” has the meaning set forth in Section 3.24(e).

“Books and Records” means Franchise and Franchisee related files, books of account, ledgers and general, financial and accounting records, customer and sales prospect lists, customer purchasing histories, price lists, distribution lists, supplier lists, data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research, and Intellectual Property files relating to the Intellectual Property Assets and the Intellectual Property Licenses, whether in paper or electronic format.

“Brodero” has the meaning set forth in the preamble.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Denver, Colorado and Mississauga, Ontario are authorized or required by Law to be closed for business.

“Buyers” has the meaning set forth in the preamble.

“Buyer Closing Certificates” has the meaning set forth in Section 7.03(d).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Requested Pre-Closing Reorganization” means the transactions set out in Exhibit G, with such changes thereto as may be agreed to by the Sellers and the Buyers, each acting reasonably.

“Buyer Tax Return” has the meaning set forth in Section 6.01(g).

“Buyers’ Accountants” means KPMG LLP.

“CAD” means the lawful currency of Canada.

“Canada Acquisition Co” has the meaning set forth in the preamble.

“Canada Acquisition Co Percentage” has the meaning set forth in Section 2.04(b)(i).

“Cap” has the meaning set forth in Section 8.07(a).

“CEBA Loan” has the meaning set forth in Section 5.26.

“Class 14 Property” has the meaning set forth in Exhibit G.

“Class 14.1 Property” has the meaning set forth in Exhibit G.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Payment” has the meaning set forth in Section 2.04(b)(i).

“Closing Indebtedness” means any Indebtedness of any Target Company as of the open of business on the Closing Date, which, for the avoidance of doubt, shall include (a) any severance obligation identified in Section 3.24(a) of the Disclosure Schedules, (b) any bonus incentives identified in Section 3.09(q) of the Disclosure Schedules and (c) any Indebtedness issued by P&S Holdings or any of its Subsidiaries in exchange for the AS/GAR Equity Interests, in each case to the extent not paid prior to the Closing, but shall not include any Current Liabilities included in the calculation of Closing Working Capital or any Indebtedness of any Promo Fund Company.

“Closing Purchase Price” has the meaning set forth in Section 2.05(b)(i).

“Closing Statement” has the meaning set forth in Section 2.05(b)(i).

“Closing Transaction Expenses” means any Transaction Expenses of the Target Companies as of the Closing.

“Closing Working Capital” means: (a) the consolidated Current Assets of the Non-Promo Fund Companies, less (b) the consolidated Current Liabilities of the Non-Promo Fund Companies, in each case determined as of the open of business on the Closing Date.

“COBRA” means the applicable group health plan continuation requirements under Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.06.

“Company Released Parties” has the meaning set forth in Section 5.19(a).

“Confidentiality Agreement” means the non-disclosure agreement, dated January 5, 2018 among Guarantor, on the one hand, and RE/MAX Ontario, RE/MAX New England, RE/MAX North Central and RE/MAX of Indiana on the other hand.

“Consolidated Group” means any group of companies that files an affiliated, combined, consolidated or unitary Tax return under applicable Tax Law, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under state, local, or non-U.S. Law.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written, oral or electronic.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social or physical distancing, shut down, closure, sequester or any other Law or guidelines or recommendations issued by a Governmental Authority or as reasonably considered prudent by the Sellers or the applicable Target Companies to adequately protect the health and safety of the Target Companies’ employees, customers or suppliers in connection with or in response to COVID-19 or any variants/mutations thereof.

“COVID-19 Subsidies” means any grants, subsidies, benefits, or financial assistance from any federal, state, provincial, or local Governmental Authority in the United States or Canada, in response to or in connection with the COVID-19 pandemic, including the Paycheck Protection Program, the Canada Emergency Wage Subsidy, the Temporary Wage Subsidy for Employers, the Canada Emergency Rent Subsidy (CERS) and Canada Emergency Business Account.

“COVID-19 Subsidies Indemnity” has the meaning set forth in Exhibit H.

“Current Assets” means cash and short term investments, Accounts Receivable, prepaid expenses, and other current assets, but excluding (a) Accounts Receivable that are more than 120 days past due on the Closing Date, (b) the net Accounts Receivable derived by netting Accounts Receivable and accounts payable from any Target Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, (c) deferred Tax assets, (d) any prepaid expenses related to the Salesforce Contract and (e) any amounts deemed to be Indebtedness.

“Current Liabilities” means accounts payable and accrued liabilities (including (i) accrued Taxes (excluding any 111(4)(e) Tax Liability) and (ii) accounts payable and accrued liabilities to any of the Target Companies’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates), accounts payable and accrued expenses to Guarantor, other current liabilities, and both current and long-term deferred revenue, but excluding any amounts deemed to be Indebtedness.

“D&O Indemnitees” has the meaning set forth in Section 5.10(a).

“DATA/MAX” has the meaning set forth in Section 5.23.

“Debt Financing” has the meaning set forth in Section 4.06.

“Deductible” has the meaning set forth in Section 8.07(a).

“Deemed Dividend” has the meaning set forth in Exhibit G.

“Direct Claim” has the meaning set forth in Section 8.04(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyers concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“Dollars or $” means the lawful currency of the United States, except where another currency is specified.

“Embedded Software” has the meaning set forth in Section 3.14(i).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or encumbrance of any kind.

“Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human and occupational health, safety, the environment, and natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each entity that is, or was required to be, treated as a single employer with each Target Company under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means a third party escrow agent mutually agreed in writing by the parties, each acting reasonably.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date, in the form and substance reasonably agreed to among Buyers, Sellers, and the Escrow Agent, which shall provide for (x) the Indemnification Escrow Fund to be released to Sellers not sooner than 12 months following the Closing Date, (y) the Special Indemnification Escrow Fund

to be released to Sellers on the date that is four years following the Closing Date, regardless of whether there are any unresolved or pending claims with respect to the Escrowed Special Indemnities at that time and (z) the Adjustment Escrow Fund to be released in accordance with Section 2.05 concurrently with payment of the Post-Closing Adjustment. The Escrow Agreement shall provide that the investments permitted while funds are in escrow shall be limited to (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits, or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the Laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) money market mutual funds that  comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, are rated AAA by S&P and Aaa by Moody’s and have portfolio assets of at least $5,000,000,000; and/or (iv) bonds, notes, debentures, or other evidences of indebtedness with maturities of one year or less from the date of acquisition issued or guaranteed by a corporation which are, at the time of purchase, rated by Standard & Poor’s as A or higher, or by Moody’s as A or higher, and shall provide that any fees or costs payable to the Escrow Agent pursuant to the Escrow Agreement shall be borne and paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer, when due.

“Escrowed Special Indemnities” has the meaning set forth in Exhibit H.

“Estimated Closing Statement” has the meaning set forth in Section 2.05(a)(i).

“Estimated Purchase Price” has the meaning set forth in Section 2.05(a)(i).

“Europe Franchise Agreement” has the meaning set forth in Section 5.05.

“Exchange Act” has the meaning set forth in Section 5.07.

“Family Member” means a natural Person’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons.

“FDD” means the franchise disclosure document prepared in accordance with the FTC Rule, the Wishart Act, the PEI Franchises Act, the New Brunswick Franchises Act, or any other applicable Franchise Law provided to any prospective Franchisee describing the Franchise opportunity.

“Financial Statements” has the meaning set forth in Section 3.07.

“Financing Sources” has the meaning set forth in Section 8.08(b).

“Fire-Ball” has the meaning set forth in the preamble.

“FIRPTA Certificate” has the meaning set forth in Section 2.04(a)(viii).

“Franchise” means any grant by any Target Company to any Person of the right to engage in or carry on a “RE/MAX” business, which constitutes a “franchise,” as that term is defined under

(a) the FTC Rule, regardless of the U.S. jurisdiction in which the franchised business is located or operates; (b) the Wishart Act; (c) the PEI Franchises Act, (d) the New Brunswick Franchises Act or (e) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreements” means the RE/MAX real estate brokerage Franchise agreements and any other related agreements (including any addenda) and any renewals thereof, as may be amended from time to time, entered into and currently effective between any Target Company or any predecessor thereof and any Franchisee.

“Franchise Law” means the FTC Rule, the Wishart Act, the PEI Franchises Act and the New Brunswick Franchises Act, including the Law of any state of the United States and any province of Canada, regulating the offer or sale of Franchises, business opportunities or similar relationships or governing the relationship of the parties to a Franchise arrangement, including in the areas of terminating, failing to renew, and transferring that arrangement.

“Franchisee” means a Person who owns an individual real-estate brokerage office that is authorized pursuant to a Franchise Agreement with any Target Company to establish such office and operate a real-estate brokerage business under the RE/MAX name and RE/MAX Intellectual Property.

“Fraud” means, with respect to a party, an actual fraud by such party with respect to the representations and warranties made by such party in this Agreement, which involves a knowing and intentional misrepresentation with the specific intent of inducing the other party to enter into this Agreement and upon which such party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or similar theory under applicable Law).

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including any of the foregoing bodies, or any other entities, that exercise, or are entitled to exercise, any administrative executive, judicial, legislative, regulatory or taxing authority or power, including Canada Revenue Agency, IRS, and any other taxation authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award, in each case having the force of Law, entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 10.13.

“Guarantor” has the meaning set forth in the preamble.

“Hazardous Substances” means: (a) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (b) any other hazardous or radioactive substance, contaminant, or waste; and (c) any other substance with respect to which any Environmental Law requires environmental investigation, regulation, monitoring, or remediation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any of the Target Companies, without duplication and only to the extent not included (x) in Closing Working Capital or (y) in Closing Transaction Expenses, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap, or other hedging agreement or arrangement; (e) finance lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance, or similar credit transactions; (g) the net amount of all payables owed from Non-Promo Fund Companies to Promo Fund Companies; (h) guarantees made by such Target Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs, and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i). Notwithstanding the foregoing, “Indebtedness” shall not include (i) any amounts available under any letter of credit or similar instrument to the extent undrawn or uncalled, (ii) any intercompany indebtedness other than as set forth in clause (g) of this definition of “Indebtedness” or (iii) obligations under operating leases.

“Indemnification Escrow Amount” means an amount equal to $940,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.04(c)(ii).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnified Taxes” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountant” has the meaning set forth in Section 2.05(c)(iii).

“Information Privacy and Security Laws” means all applicable Laws and Governmental Orders concerning the privacy, security, or processing of Personal Information (including any Laws of jurisdictions where the Personal Information was collected or used by or on behalf of any Target Company), and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder concerning data breach notification, consumer protection, requirements for website and mobile application privacy policies and practices, data or web-scraping, Social Security number protection, data security, and e-mail, text message, or telephone communications.  Without limiting the foregoing, Information Privacy and Security Laws include: the Federal Trade Commission Act, the Privacy Act of 1974, the CAN–SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the California Consumer Privacy Act of 2018, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the Gramm–Leach–Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Personal Information Protection and Electronic Documents Act (Canada), Canada’s Anti-Spam Legislation (CASL), the General Data Protection Regulation (Regulation EU) 2016/679, all policies and procedures established to comply with the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996, and all other similar international, federal, state, provincial and local laws and regulations.

“Insurance Policies” has the meaning set forth in Section 3.20.

“Integra” has the meaning set forth in the recitals.

“Integra Enterprises Properties” means Integra Enterprises Properties LLC, a Delaware limited liability company.

“Integra Shares” has the meaning set forth in the recitals.

“Intellectual Property” shall mean, in any and all jurisdictions worldwide, all (a) inventions (whether or not patentable), reduced to practice or made the subject matter of one or more pending patent applications, discoveries, conceptions, patents and patent applications, including divisions, continuations and continuations–in–part, and any renewals, extensions, reexaminations and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, trade dress, trade names, Internet domain names, social media handles, taglines, brand names, logos and corporate names, all applications and registrations for the foregoing, as well as all goodwill associated therewith and symbolized thereby, including all renewals of the same; (c) works of authorship (whether or not copyrightable), mask works and copyrights (including copyrights in computer Software) and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and any moral rights, design rights and database rights therein and thereto; and (d) trade secrets under applicable Law, including confidential and proprietary information, know–how, research and development information, formulae, compositions, data, designs, schematics, business methods, computer Software, specifications, drawings, prototypes, models, customer lists and suppliers lists (collectively “Trade Secrets”), (e) rights of privacy and publicity, and (f) any and all other intellectual property rights recognized by applicable Law.

“Intellectual Property Assets” means all Intellectual Property that is owned or licensed by either Seller or a Target Company (excluding any Intellectual Property licensed to a Target Company pursuant to any Regional Franchise Agreement) and used in or necessary for the conduct of the Business of the Target Companies as currently conducted.

“Intellectual Property Licenses” means all licenses, sublicenses, and other agreements, other than the Regional Franchise Agreements, by or through which other Persons, including an Affiliate of either Seller, grant any Target Company exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business of such Target Company as currently conducted, except for readily available off-the-shelf commercial licenses.

“Interim Balance Sheet” has the meaning set forth in Section 3.07.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.07.

“Interim Financial Statements” has the meaning set forth in Section 3.07.

“International Employee Plan” means any Benefit Plan for the benefit of one or more employees who perform services outside the United States and Canada that has been adopted or maintained by any Target Company or any ERISA Affiliate, whether formally or informally, or with respect to which any Target Company or ERISA Affiliate may or will have any liability.

“IREB Destiny” means IREB Destiny, LLC, a Massachusetts limited liability company.

“IT Assets” has the meaning set forth in Section 3.14(h).

“ITA” means the Income Tax Act, RSC, 1985 c. 1 (5th Supp.).

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means (i) the actual knowledge of Walter Schneider, Frank Polzler, Pamela Alexander, Christopher Alexander, Dolores Doherty and Ben Morton (collectively, the “Knowledge Parties”), or (ii) the knowledge of any of the Knowledge Parties based on what such Person knew or should have known in the normal course of performing their respective duties.

“Knowledge Parties” has the meaning set forth in Article I.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Lenders” has the meaning set forth in Section 4.06.

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” shall mean any and all Intellectual Property that a Target Company is licensed to use pursuant to an Intellectual Property License.

“Licensed Software” means any Software that is not Owned Software, Public Software, Software licensed to a Target Company in accordance with Off-the-Shelf Software Licenses, or Software licensed to a Target Company in accordance with any Regional Franchise Agreement, which other Persons, including an Affiliate of either Seller, have entered into a license, sublicense or other type of agreement with a Target Company granting such Target Company exclusive or non-exclusive rights to use such Software for the conduct of the Business as currently conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees actually incurred and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, in each case to the extent actually suffered or incurred and, to the extent payable to a third party, paid.

“Malicious Code” shall mean any virus, malware, trojan horse, worm, back door, time bomb, drop dead device, or other routine, contaminant, or effect designed to disable, disrupt, erase, enable any Person to access without authorization, or otherwise adversely affect the functionality of any Licensed Software, Owned Software, or other IT Asset.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, financial condition, or assets of the Target Companies, taken in the aggregate, provided, that none of the following events, occurrences, facts, conditions, or changes (or the results thereof) shall be deemed to, either alone or in combination with any other events, occurrences, facts, conditions or changes, constitute or contribute to a Material Adverse Effect: (i) changes or developments in financial, economic, or political conditions in the United States or Canada; (ii) changes or developments, after the date hereof, in any Law or GAAP or interpretation or enforcement thereof; (iii) changes or developments resulting from or caused by natural disasters, outbreak of major hostilities, in which the United States or Canada is involved or any act of war or terrorism within the United States or Canada or directed against its facilities or citizens wherever located; (iv) any epidemic, pandemic or disease outbreak, including COVID-19 and any COVID-19 Measures; (v) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period (except to the extent that, with respect to this clause; (vi) subject to the remainder of this definition of “Material Adverse Effect”, the facts or circumstances giving rise or contributing to such failure may themselves be deemed to constitute a Material Adverse Effect); (vii) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, franchisees, or others having relationships with such Person; (viii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other party; or (ix) changes or developments that affect generally the real estate franchising business; provided further, however, that any changes or developments referred to in clauses (i), (ii), and (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies conduct their businesses.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customers” has the meaning set forth in Section 3.17(a).

“Material Franchise Agreement” means any Franchise Agreement between a Target Company and a Franchisee where, together with all Franchise Agreements between such Franchisee and such Target Company, such Franchisee has at least eighty (80) real estate sales associates pursuant to such Franchise Agreements, as reflected in the Sellers’ records as of the date of this Agreement.

“Material Suppliers” has the meaning set forth in Section 3.17(b).

“New Brunswick Franchises Act” means Franchises Act, S.N.B. 2007, c. F-23.5 and the Franchises Act Regulations.

“New Lease Agreement” has the meaning set forth in Section 2.04(a)(ii).

“Non-Promo Fund Companies” means collectively on a non-consolidated basis each of the Purchased Companies, Integra, RE/MAX North Central, RE/MAX New England, P&S Enterprises, and RE/MAX Indiana, and specifically excludes each of the Promo Fund Companies.

“Non-Solicitation Indemnity” has the meaning set forth in Exhibit H.

“Numberco” has the meaning set forth in Section 5.25.

“Numberco Shares” has the meaning set forth in Section 3.32.

“Off–the–Shelf Software Licenses” shall mean non-negotiated licenses for Software that (a) is commercially available on a non-exclusive basis on standard commercial terms, including click-through agreements, (b) has not been modified or customized for any Target Company, and (c) is licensed to a Target Company for a one-time or annual fee of $20,000 or less.

“Ordinary Course of Business” means, with respect to any action taken by a Person, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Date” means August 15, 2021.

“Owned Intellectual Property” shall mean any Intellectual Property that is or is purported to be owned or held exclusively by any Target Company.

“Owned P&S Enterprises Shares” has the meaning set forth in Section 3.03(i).

“Owned RE/MAX Indiana LP Interests” has the meaning set forth in Section 3.03(k).

“Owned Software” shall mean all Software owned by, or under obligation of assignment to, any Target Company as follows: (a) Software owned by a Target Company, including any Software owned by such Target Company that is incorporated into, or integrated or bundled with, any of such Target Company’s Products, and (b) Software, libraries, modules and other materials owned by such Target Company and used by such Target Company in the development, design, construction, or testing of any of the Software described in clause (a) above.

“P&S 12/7/01” means P&S 12/7/01 Inc., a Delaware corporation.

“P&S Enterprises” has the meaning set forth in the recitals.

“P&S Enterprises Shares” has the meaning set forth in Section 3.03(i).

“PEI Franchises Act” means Franchises Act, R.S.P.E.I 1988, c. F-14.1 and Franchises Act Regulations, P.E.I. Reg. EC232/06.

“Permits” means all permits, licenses, Franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) applicable municipal by-laws, development agreements, subdivision agreements, site plan agreements, other agreements, building and other restrictions, easements, servitudes, rights of way and licenses, (b) all instruments registered on title to the leased real property as of the date of this Agreement, (c) all leases, subleases and licenses granted by the Sellers in respect of the leased real property which do not materially interfere with the use of the leased real property by the Sellers, (d) defects or irregularities in title to the leased real property which are of a minor nature and do not materially adversely affect the use or value of the leased real property affected thereby and provided the same have been complied with in all material respects to the Closing Date, (e) inchoate statutory liens for Taxes, assessments, governmental or utility charges or levies not at due as at the Closing Date, (f) any privilege in favor of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such liens or privileges do not materially adversely affect the use or value of the assets affected thereby and (g) Encumbrances securing any Indebtedness created or assumed as part of the purchase price of tangible personal property, provided that the original principal amount of such obligation is no greater than the original purchase price of such tangible personal property, and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Personal Information” means any information (a) the collection, maintenance, use, disclosure, or transmission of which by or on behalf of any Target Company is regulated or governed by one or more Information Privacy and Security Laws that apply to such Target Company, (b) that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person or device, including (i) name, address, e-mail address, telephone number, health information, social security number, driver’s license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual, (ii) any non-public personally identifiable financial information, such as financial account numbers or log-in information, (iii) Internet

Protocol addresses or other persistent device identifiers, or (iv) any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and (c) all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person or device across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“PMSCS” means PMSCS Real Estate Franchising Inc., a Switzerland corporation.

“Post-Closing Adjustment” has the meaning set forth in Section 2.05(b)(ii).

“Post-Closing Insurance Policy” has the meaning set forth in Section 5.10(b).

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“PPP” or “Paycheck Protection Program” means the Paycheck Protection Program established pursuant to the CARES Act and administered by the U.S. Small Business Administration pursuant to the Small Business Act of 1953, 15 U.S.C. § 631 et seq., as amended.

“PPP Borrowers” means RE/MAX North Central, RE/MAX Promotions, RE/MAX New England, and RE/MAX Indiana.

“PPP Lender” means Old National Bank.

“PPP Loan Agreements” means (i) that certain loan agreement dated April 14, 2020 between the PPP Lender and RE/MAX North Central, SBA Loan No.: 7007257102, (ii) that certain loan agreement dated April 14, 2020 between the PPP Lender and RE/MAX Promotions, SBA Loan No.: 7131787105, (iii) that certain loan agreement dated April 27, 2020 between the PPP Lender and RE/MAX New England, SBA No.: 5560997206 and (iv) that certain loan agreement dated November 4, 2020 between the PPP Lender and RE/MAX Indiana, SBA No.: 7091077109.

“PPP Loans” means the small business loans made by the PPP Lender to each of the PPP Borrowers under the Paycheck Protection Program.

“Pre-Closing Reorganization” means, collectively, the Vendor Pre-Closing Reorganization and the Buyer Requested Pre-Closing Reorganization.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 6.01(b).

“Principal Stockholders” means Frank Polzler, Walter Schneider, Pamela Alexander, Michael Polzler, Shelby Schneider McDonald, and the Waltmar Trust, a trust formed under the laws of the Province of Ontario.

“Promo Fund Companies” means each of RE/MAX Promotions Canada, RE/MAX Promotions, RE/MAX New England Promotions, and RE/MAX of Indiana Promotions.

“Provincial Legislation” has the meaning set forth in Exhibit G.

“Public Software” shall mean any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) pursuant to a distribution or license model or license agreement that (a) requires the licensing or distribution of source code for that specific Software to any other Person, (b) prohibits or limits the receipt of consideration in connection with using, licensing, sublicensing, or distributing that specific Software, (c) except as specifically permitted by applicable Law, allows any Person to decompile, disassemble, or otherwise reverse-engineer that specific Software, or (d) requires the licensing of that specific Software to any other Person for the purpose of making derivative works.  For the avoidance of doubt, “Public Software” includes Software used, licensed, or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards Source License (SISSL); (vii) the BSD License; (viii) the Apache License; (ix) the MIT License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org, as of the date hereof.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Companies” has the meaning set forth in the recitals.

“Purchased Shares” has the meaning set forth in the recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 3.24(h).

“Regional Franchise Agreements” means the agreements listed on Exhibit D.

“Registered Owned Intellectual Property” has the meaning set forth in Section 3.14(a).

“Regulatory Indemnity” has the meaning set forth in Exhibit H.

“RE/MAX Indiana” has the meaning set forth in the recitals.

“RE/MAX Indiana GP Interest” has the meaning set forth in the recitals.

“RE/MAX Indiana LP Interests” has the meaning set forth in Section 3.03(k).

“RE/MAX Indiana Promotions” has the meaning set forth in the recitals.

“RE/MAX Indiana Promotions Shares” has the meaning set forth in the recitals.

“RE/MAX New England” has the meaning set forth in the recitals.

“RE/MAX New England Promotions” has the meaning set forth in the recitals.

“RE/MAX New England Promotions Shares” has the meaning set forth in the recitals.

“RE/MAX New England Shares” has the meaning set forth in the recitals.

“RE/MAX North Central” has the meaning set forth in the recitals.

“RE/MAX North Central Shares” has the meaning set forth in the recitals.

“RE/MAX Promotions” has the meaning set forth in the recitals.

“RE/MAX Promotions Shares” has the meaning set forth in the recitals.

“RE/MAX Promotions Canada” has the meaning set forth in the recitals.

“RE/MAX Promotions Canada Shares” has the meaning set forth in the recitals.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy obtained by Buyer.

“R&W Insurance Premium” means all premium, taxes, underwriting, diligence, or other fee payments to be made in respect of the R&W Insurance Policy.

“Reknown Properties” means Reknown Properties Corp., a Florida corporation.

“Restrictive Covenant Agreements” has the meaning set forth in Section 2.04(a)(iv).

“Review Period” has the meaning set forth in Section 2.05(c)(i).

“Revised Partnership Audit Rules” means the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74, and the Consolidated Appropriations Act, 2018, P.L.115-141 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder and published administrative interpretations thereof).

“Salesforce Contract” means that certain Contract between RE/MAX Ontario and Salesforce.com Canada Corporation effective as of February 15, 2021.

“Schedule 6.03 Matter” means the matter disclosed in Section 6.03 of the Disclosure Schedules.

“SEC” has the meaning set forth in Section 5.07.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(f).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Pre-Closing Taxes” has the meaning set forth in Section 6.01(e).

“Seller Released Parties” has the meaning set forth in Section 5.19(b).

“Seller-Retained Employees” means the employees of the Target Companies listed on Exhibit J attached hereto.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Accountants” means KPMG LLP and Peterson Whitaker & Bjork, LLC.

“Shareholders’ Agreement Termination” has the meaning set forth in Section 2.04(a)(v).

“Shareholders’ Agreements” means (i) the Agreement made the 13th day of November, 2006, by Frank J. Polzler, Walter J. Schneider, N. William C. Ross, the Sellers, and RE/MAX Ontario, (ii) the Agreement made the 13th day of November, 2006, by Frank J. Polzler, Walter J. Schneider, N. William C. Ross, the Sellers, and P&S Holdings, and (iii) the RE/MAX Indiana Limited Partnership Agreement of Limited Partnership dated September 30, 1987 by and among P&S Enterprises, John Asseraf, and Donald Gardner, as amended.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code, or other form, including libraries, subroutines, and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations, or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons, and icons; (d) computerized development tools and other materials used to design, plan, organize, and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user, and training documentation related to any of the foregoing.

“Special Indemnification Escrow Amount” means an amount equal to CAD 5,500,000.

“Special Indemnification Escrow Fund” has the meaning set forth in Section 2.04(c)(iii).

“Stated Capital Increase” has the meaning set forth in Exhibit G.

“Statement of Objections” has the meaning set forth in Section 2.05(c)(ii).

“Statutory Plans” means statutory benefit plans that any Target Company is required to participate in or comply with, including, as applicable, plans administered pursuant to applicable pension, health, tax, workplace safety, insurance and employment insurance legislation.

“Stock Certificates” has the meaning set forth in Section 2.04(a)(i).

“Straddle Period” has the meaning set forth in Section 6.03.

“Sunderland Action” means the Action filed against RE/MAX Ontario and other defendants in the Federal Court of Canada (Court File No. T-595-21) by Mark Sunderland alleging that certain defendants, including RE/MAX Ontario, have breached Section 45 of the Competition Act (Canada), including the exercise of all rights of appeal from any decision or judgment issued in connection with such Action.

“Sunderland Indemnity” has the meaning set forth in Exhibit H.

“Target Companies” has the meaning set forth in the recitals.

“Target Company Equity” means collectively the Purchased Shares, the RE/MAX Promotions Canada Shares, the Integra Shares, the RE/MAX North Central Shares, the RE/MAX Promotions Shares, the RE/MAX New England Shares, the RE/MAX New England Promotions Shares, the P&S Enterprises Shares, the RE/MAX Indiana GP Interests, the Owned RE/MAX Indiana LP Interests, and the RE/MAX Indiana Promotions Shares.

“Target Company IP Agreements” shall mean the following, each as required for the conduct of the Business as currently conducted: (a) licenses of Intellectual Property by any Target Company to any Person, other than (i) Contracts to purchase Target Company Products and (ii) Franchise Agreements, (b) Intellectual Property Licenses, (c) Contracts between any Person and any Target Company relating to the transfer, development, maintenance, or use of Owned Intellectual Property or Owned Software, and (d) consents, settlements, decrees, orders, injunctions, judgments, or rulings governing the use, validity, or enforceability of the Owned Intellectual Property or Owned Software.

“Target Company Products” shall mean all service offerings and products (including those that include Licensed Intellectual Property and Owned Intellectual Property) made commercially available or otherwise distributed (in the case of mobile applications for example) by any Target Company.

“Target Working Capital” means Seven Hundred Sixty-Six Thousand Three Hundred Ninety-One and No/100 Dollars ($766,391).

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Refund” has the meaning set forth in Section 6.11.

“Tax Return” means any return, declaration, election, designation, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) all U.S. and Canadian federal, state, provincial, local and other (non-U.S. and non-Canadian) income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), abandoned property, escheat, real property gains, windfall profits, customs, disability, value added, alternative or add-on minimum, net worth, gain, inheritance, corporation, gift, goods, duties or other taxes, fees, assessments or charges by a

Governmental Authority, (b) any Liability for the payment of amounts of the type described in (a) as a result of being a transferee of, or a successor in interest to, any Person, and (c) any interest, additions or penalties imposed by any Governmental Authority with respect to any amount described in (a) or (b).

“Territory” means Canada and the United States.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Trade Secrets” has the meaning set forth in Article I.

“Transaction Documents” means this Agreement, the Stock Certificates, the New Lease Agreement, the Escrow Agreement, the Restrictive Covenant Agreements, the Shareholders’ Agreement Termination, and the FIRPTA Certificate.

“Transaction Expenses” means, without duplication and only to the extent not included (x) in Closing Working Capital or (y) in Closing Indebtedness, all fees and expenses incurred by any Target Company, to the extent not paid prior to the Closing, in connection with the preparation, negotiation, and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby and thereby.

“Transaction Tax Deductions” means, without duplication, any Tax deductions attributable to Transaction Expenses incurred by any Target Company, in each case as determined under applicable Tax Law.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

“Undisputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“US Acquisition Co” has the meaning set forth in the preamble.

“US Acquisition Co Percentage” has the meaning set forth in Section 2.04(b)(i).

“Vendor Pre-Closing Reorganization” means the transactions set out in Exhibit F, with such changes thereto as may be agreed to by the Sellers and the Buyers, each acting reasonably.

“Wishart Act” means the Arthur Wishart Act (Franchise Disclosure), 2000, S.O. 2000, c. 3 and Ontario Regulation 581/00.

“Working Capital Escrow Amount” means an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000).

“Working Capital Methodology” means GAAP applied consistently with the methodology and principles used by the Purchased Companies in conjunction with the preparation of the Audited Financial Statements, except to the extent inconsistent with, and in such cases, as modified by, the methodology and principles reflected in the sample calculation of Current Assets, Current Liabilities, and Closing Working Capital in Exhibit C.

Article II
Purchase and Sale

Section 2.01Purchase and Sale of Shares

.  Subject to the terms and conditions set forth herein and for the consideration described in Section 2.02, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to (a) US Acquisition Co, and US Acquisition Co shall purchase and acquire from Sellers, all of Seller’s right, title and interest in and to the P&S Holdings Shares, free and clear of all Encumbrances, and (b) Canada Acquisition Co, and Canada Acquisition Co shall purchase and acquire from Sellers, all of Sellers’ right, title, and interest in and to the RE/MAX Ontario Shares, free and clear of all Encumbrances.

Section 2.02Purchase Price

. The aggregate consideration for the Purchased Shares (the “Purchase Price”) shall be an amount equal to Two Hundred Thirty-Five Million and No/100 Dollars ($235,000,000.00) (the “Base Purchase Price”),

(a)plus the amount, if any, by which the Closing Working Capital is greater than the Target Working Capital, or minus the amount, if any, by which the Closing Working Capital is less than the Target Working Capital;

(b)minus the aggregate amount of the Closing Indebtedness;

(c)minus the aggregate amount of the Closing Transaction Expenses; and

(d)minus the amount of the 111(4)(e) Tax Liability.

Section 2.03Closing

. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently at the offices of the respective counsel to Buyers and Sellers, with Closing deliveries to be made by wire transfer, e-mail, or other means of electronic transmission, where appropriate, on the third (3rd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or in such other manner and at such other time, date or place as Sellers and Buyers may mutually agree upon in writing.  The parties hereto shall use their commercially reasonable efforts to satisfy each of their respective Closing conditions on or prior to the Outside Date. The date on which the Closing is to occur is herein referred to as the “Closing Date”.  For accounting, the Closing shall be deemed to take effect at 11:59 pm on the Closing Date.  For all other purposes, the Closing shall be deemed to take effect at the time of the payment of the Closing Date Payment on the Closing Date.

Section 2.04Closing Deliverables

.

(a)At the Closing, Sellers shall deliver to Buyers the following:

(i)stock certificates evidencing the Purchased Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer stamps affixed thereto (the “Stock Certificates”);

(ii)the New Lease Agreement substantially in the form of Exhibit A hereto (the “New Lease Agreement”) and duly executed by Sellers;

(iii)the Escrow Agreement duly executed by Sellers;

(iv)the Restrictive Covenant Agreements substantially in the form of Exhibit B hereto (the “Restrictive Covenant Agreements”) duly executed by each of the Sellers and each of the Principal Stockholders;

(v)a waiver, consent, and termination of each of the Shareholders’ Agreements in the form and substance reasonably acceptable to Buyers (the “Shareholders’ Agreement Termination”);

(vi)a Seller Closing Certificate of each Seller;

(vii)a good standing certificate (or its equivalent) for each Target Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each such Target Company is organized;

(viii)a certification by P&S Holdings, complying in all respects with the requirements of Section 1.1445-2(c) of the Treasury Regulations, that none of the P&S Holdings Shares constitutes a U.S. real property interest as defined in Section 897 of the Code (the “FIRPTA Certificate”);

(ix)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the equityholders (or shareholders, as applicable) and the board of directors of such Seller, as applicable, authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder; and

(xi)such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Buyers, as may be required to give effect to this Agreement.

(b)At the Closing, Buyers, as applicable, shall deliver to the respective Sellers, as applicable, the following:

(i)the Estimated Purchase Price, less an amount equal to 50% of the R&W Insurance Premium, less the Working Capital Escrow Amount, less the Indemnification Escrow Amount, less the Special Indemnification Escrow Amount (such amount, the “Closing Date Payment”), by wire transfer in immediately available funds in equal amounts to the accounts designated by each of the Sellers, with 49.7% (the “US Acquisition Co Percentage”) of the Closing Date Payment amount being paid by RE/MAX, LLC in consideration for the P&S Holdings Shares, and 50.3% (the “Canada Acquisition Co Percentage”) of the Closing Date Payment amount being paid by Canada Acquisition Co in consideration for the RE/MAX Ontario Shares;

(ii)the New Lease Agreement duly executed by the applicable Buyer;

(iii)the Escrow Agreement duly executed by the Buyers;

(iv)the Restrictive Covenant Agreements duly executed by the applicable Buyer;

(v)a Buyer Closing Certificate from each Buyer;

(vi)such other customary instruments or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement;

(vii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or the managers, as applicable, of such Buyer authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(viii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying the names and signatures of the officers of such Buyer authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder.

(c)At the Closing, Buyers shall deliver to the Escrow Agent the following:

(i)the Working Capital Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Adjustment Escrow Fund”), by wire transfer in immediately available funds to the account designated by the Escrow Agent, to be held and distributed pursuant to the terms of the Escrow Agreement;

(ii)the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), by wire transfer in immediately available funds to the account designated by the Escrow Agent, to be held and distributed pursuant to the terms of the Escrow Agreement;

(iii)the Special Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Special Indemnification Escrow Fund”), by wire transfer in immediately available funds to the account designated by the Escrow Agent, to be held and distributed pursuant to the terms of the Escrow Agreement; and

(iv)the Escrow Agreement duly executed by Buyers and Sellers.

(d)At the Closing, Buyers shall deliver the R&W Insurance Premium in accordance with the payment instructions provided by the broker of the R&W Insurance Policy.

(e)At the Closing, the applicable Buyer shall pay, on behalf of the applicable Target Company, the Closing Indebtedness of such Target Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Estimated Closing Statement.

(f)At the Closing, the applicable Buyer shall pay, on behalf of the applicable Target Company, any Closing Transaction Expenses, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Estimated Closing Statement.

Section 2.05Purchase Price Calculation and Adjustment.

(a)Calculation of Estimated Purchase Price.

(i)At least three (3) Business Days before the Closing, Sellers shall prepare and deliver to Buyers a statement (the “Estimated Closing Statement”) setting forth their good faith estimate of (A) Closing Working Capital, (B) Closing Indebtedness, (C) Closing Transaction Expenses, and (D) the 111(4)(e) Tax Liability, which statement shall contain (W) an estimated consolidating balance sheet for each of the Target Companies as of the Closing Date (without giving effect to the Closing), (X) an estimated consolidated balance sheet for all of the Target Companies in the aggregate as of the Closing Date (without giving effect to the Closing), (Y) a calculation of the Purchase Price based upon the foregoing estimates (the “Estimated Purchase Price”) and (Z) a certificate of an executive officer of each Seller that the calculation of the Closing Working Capital set forth in the Estimated Closing Statement was prepared in accordance with the Working Capital Methodology.

(b)Post-Closing Adjustment.

(i)Within 90 days after the Closing Date, Buyers shall prepare and deliver to Sellers a statement (the “Closing Statement”) setting forth its calculation of (A) Closing Working Capital, (B) Closing Indebtedness, (C) Closing Transaction Expenses, and (D) the 111(4)(e) Tax Liability, which statement shall contain a (X) an estimated consolidating balance sheet for each of the Target Companies as of the Closing Date (without giving effect to the Closing), (Y) an estimated consolidated balance sheet for all of the Target Companies in the aggregate as of the Closing Date (without giving effect to the Closing), and (Z) a calculation of the Purchase Price based upon the foregoing calculations (the “Closing Purchase Price”), which calculation of the Closing Working Capital set forth in the Closing Statement shall be prepared in accordance the Working Capital Methodology.

(ii)Subject to Section 2.05(c) and Section 2.05(f), the post-Closing adjustment shall be an amount equal to the Closing Purchase Price minus the Estimated Purchase Price (the “Post-Closing Adjustment”).  If the Post-Closing Adjustment is a positive number, US Acquisition Co shall pay the US Acquisition Co Percentage of such amount to the Sellers in equal proportions, and Canada Acquisition Co shall pay the Canada Acquisition Co Percentage of such amount to the Sellers in equal proportions.  If the Post-Closing Adjustment is a negative number, subject to Section 2.05(d) below, Sellers shall pay in equal proportions to US Acquisition Co the US Acquisition Co Percentage, and shall pay to Canada Acquisition Co the Canada Acquisition Co Percentage, of the absolute value of such amount.

(c)Examination and Review.

(i)After receipt of the Closing Statement, Sellers shall have forty-five (45) days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers and Sellers’ Accountants shall have full access to the Books and Records of the Target Companies, the personnel of, and work papers prepared by, Buyers and/or Buyers’ Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyers’ possession) relating to the Closing Statement as Sellers may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyers or any Target Company.

(ii)On or prior to the last day of the Review Period, Sellers may object to the Closing Statement by delivering to Buyers a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyers and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyers and Sellers, shall be final and binding.

(iii)If Sellers and Buyers fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period or within thirty (30) days after the Buyers received the Statement of Objections, then any amounts remaining in dispute (the “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Ernst & Young LLP or PricewaterhouseCoopers LLP, as agreed upon by Buyers and Sellers, or, if Ernst & Young LLP and PricewaterhouseCoopers LLP are unable to serve, Buyers and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyers’ Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality.

The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv)The fees and expenses of the Independent Accountant shall be paid by Sellers in equal proportions, on the one hand, and by Buyers, on the other hand, in inverse proportion as they may prevail on the Disputed Amounts, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time its determination is rendered on the merits of the matters submitted.

(v)The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) promptly and in any event within five Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then promptly and in any event within five Business Days of the resolution described in Section 2.05(c)(v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyers or Sellers, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Buyers shall be paid (i) by the Escrow Agent pursuant to the terms of the Escrow Agreement from the Adjustment Escrow Fund; and (ii) to the extent the amount of the Post-Closing Adjustment exceeds the amount available in the Adjustment Escrow Fund, in equal proportions from each Seller. In connection with the final determination of the Post-Closing Adjustment pursuant to this Section 2.05, the Parties shall deliver a joint written direction to the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement instructing the Escrow Agent to (x) release to the Buyers any portion of the Adjustment Escrow Funds payable to the Buyers in accordance with this Section 2.05(d) and (y) release to the Sellers any remaining portion of the Adjustment Escrow Funds.

(e)Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(f)Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with the provisions of Section 2.05(f) of the Disclosure Schedules, provided that if the Purchase Price is adjusted pursuant to this Section 2.05, the amount of adjustment required shall (i) be allocated among the Purchased Shares in a manner that is reasonably determined by the parties to be appropriate in the circumstances (and the parties shall cooperate in good faith in the joint determination of such allocation), and (ii) in the event that the parties are not able to agree to an allocation in accordance with clause (i) of this Section 2.05(f), such adjustment shall be allocated among the Purchased Shares in the same proportion that Purchase Price was originally apportioned between the Purchased Companies in accordance with Section 2.05(f) of the Disclosure Schedules. Each of the Sellers and the Buyers shall report the purchase and sale of the

Purchased Shares in any Tax Returns in accordance with the provisions of this Section 2.05(f) for all Tax purposes, except to the extent otherwise required by a good faith resolution of a Tax contest.

Section 2.06Withholding Tax

(a).  Each party hereby acknowledges that it believes that under the ITA and any provisions of applicable Tax law, and assuming the representations in Section 3.25 are true and correct, that payments to Sellers under the Agreement in respect of proceeds of disposition for the sale of the Purchased Shares of Sellers will not be subject to withholding Taxes. To the extent that either Sellers or Buyers become aware that payments under this Agreement may be subject to withholding Taxes, such party shall (i) promptly notify the other parties of such intention to withhold, (ii) give such other parties the opportunity to contest such withholding, and (iii) consider in good faith any position that such other parties raise as to why such withholding is not required. The parties shall cooperate in good faith to minimize or eliminate the amount of any such withholding. Subject to the foregoing, Buyers shall be entitled to deduct and withhold from any payment to be made by Buyers to Sellers hereunder, and Sellers shall be entitled to deduct and withhold from any payments made by Sellers to Buyers hereunder, all Taxes that Buyers, or Sellers, as the case may be, are required to deduct and withhold under any provision of applicable Law; provided that, the Buyers or the Sellers, as the case may be, shall use commercially reasonable efforts to notify such other parties of its intent to withhold at least ten Business Days prior to making such withholding.  All such withheld amounts shall be treated as delivered to Sellers or Buyers, as applicable, hereunder; provided, however, that such amounts withheld pursuant to applicable Law are actually remitted to the appropriate Governmental Authority as and when required by Law.

Article III
Representations and warranties of sellers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller represents and warrants to Buyers that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01Organization and Authority of Sellers

.  Each of the Sellers is a corporation duly organized and validly existing under the Laws of Ontario. Each of the Sellers has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and any other Transaction Document to which each Seller is a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and (assuming due authorization, execution, and delivery by Buyers) this Agreement constitutes a legal, valid, and binding obligation of each Seller enforceable against each Seller in accordance with its terms.  When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by each Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each Seller enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’

rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02Organization, Authority and Qualification of the Target Companies

.

(a)RE/MAX Ontario is a corporation duly organized, validly existing, and in good standing under the Laws of Ontario. RE/MAX Promotions Canada is a corporation duly organized, validly existing, and in good standing under the Laws of Ontario. P&S Holdings is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Integra is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida. RE/MAX North Central is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Wisconsin. RE/MAX Promotions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Minnesota. Each of RE/MAX New England and RE/MAX New England Promotions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Massachusetts. P&S Enterprises is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Indiana. RE/MAX Indiana Promotions is a corporation duly organized, validly existing, and in good standing under the Laws of Indiana. RE/MAX Indiana is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Indiana.

(b)Each of the Target Companies has full corporate or similar power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which each of the Target Companies is licensed or qualified to do business.  Each of the Target Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03Capitalization of the Target Companies

.

(a)The authorized capital of RE/MAX Ontario consists of an unlimited number of common shares, of which 2 are issued and outstanding and constitute the RE/MAX Ontario Shares.

(b)The authorized capital of RE/MAX Promotions Canada consists of an unlimited number of common shares, of which 1 is issued and outstanding and constitutes the RE/MAX Promotions Canada Shares.  All of the RE/MAX Promotions Canada Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are collectively owned of record and beneficially solely by RE/MAX Ontario, free and clear of all Encumbrances.

(c)As of the date hereof, the authorized capital stock of P&S Holdings consists of 3,000 shares of capital stock, of which 2,000 are issued and outstanding and constitute the P&S Holdings Shares. The supplemented Section 3.03(c) of the Disclosure Schedules to be delivered by the Sellers to the Buyers immediately following completion of the Vendor Pre-Closing Reorganization and any Additional Pre-Closing Redemptions shall set forth the authorized and issued share capital of P&S Holdings after giving effect to the Vendor Pre-Closing Reorganization and any Additional Pre-Closing Redemptions and immediately prior to the Closing.

(d)The authorized capital stock of Integra consists of 7,500 shares of common stock, of which 102 are issued and outstanding and constitute the Integra Shares. All of the Integra Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are collectively owned of record and beneficially solely by P&S Holdings, free and clear of all Encumbrances.

(e)The authorized capital stock of RE/MAX North Central consists of 56,000 shares of common stock, of which 1,200 are issued and outstanding and constitute the RE/MAX North Central Shares.  All of the RE/MAX North Central Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are collectively owned of record and beneficially solely by Integra, free and clear of all Encumbrances.

(f)The authorized capital stock of RE/MAX Promotions consists of 25,000 shares of common stock, of which 3,000 are issued and outstanding and constitute the RE/MAX Promotions Shares.  All of the RE/MAX Promotions Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially solely by RE/MAX North Central, free and clear of all Encumbrances.

(g)The authorized capital stock of RE/MAX New England consists of 300,000 shares of common stock, of which 3 are issued and outstanding and constitute the RE/MAX New England Shares.  All of the RE/MAX New England Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are collectively owned of record and beneficially solely by Integra, free and clear of all Encumbrances.

(h)The authorized capital stock of RE/MAX New England Promotions consists of 12,500 shares of common stock, of which one is issued and outstanding and constitutes the RE/MAX New England Promotions Shares.  All of the RE/MAX New England Promotion Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially solely by RE/MAX New England, free and clear of all Encumbrances.

(i)The authorized capital stock of P&S Enterprises consists of 1,200 shares of common stock, of which 1,200 are issued and outstanding (the “P&S Enterprises Shares”).  All of the P&S Enterprises Shares have been duly authorized, are validly issued, fully paid and non-assessable, and 76% (the “Owned P&S Enterprises Shares”) are owned of record and beneficially solely by Integra, free and clear of all Encumbrances.  As of the date hereof, all of the P&S Enterprises Shares that are not Owned P&S Enterprises Shares are owned of record and beneficially solely by AS/GAR (the “AS/GAR P&S Enterprises Shares”), free and clear of all Encumbrances.

(j)All of the general partnership interest, which constitutes a one percent (1%) interest in the equity of RE/MAX Indiana is issued and outstanding and constitutes the RE/MAX Indiana GP Interest.  The RE/MAX Indiana GP Interest has been duly authorized, is validly issued, fully paid and non-assessable, and is owned of record and beneficially solely by P&S Enterprises, free and clear of all Encumbrances.

(k)All of the limited partnership interests of RE/MAX Indiana are issued and outstanding (the “RE/MAX Indiana LP Interests”).  All of the RE/MAX Indiana LP Interests have been duly authorized, are validly issued, fully paid and non-assessable, and 75.25% (the “Owned RE/MAX Indiana LP Interests”) are owned of record and beneficially solely by Integra, free and clear of all Encumbrances.  As of the date hereof, all of the RE/MAX Indiana LP Interests that are not Owned RE/MAX Indiana LP Interests are owned of record and beneficially solely by AS/GAR (the “AS/GAR RE/MAX Indiana LP Interests” and together with the AS/GAR P&S Enterprises Shares, the “AS/GAR Equity Interests”), free and clear of all Encumbrances.

(l)The authorized capital stock of RE/MAX Indiana Promotions consists of 1,200 shares of common stock, of which 100 are issued and outstanding and constitute the RE/MAX Indiana Promotions Shares. All of the RE/MAX Indiana Promotion Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially solely by RE/MAX Indiana, free and clear of all Encumbrances.

(m)All of the Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are collectively owned of record and beneficially solely and in equal numbers by the Sellers, free and clear of all Encumbrances.  Immediately following the Closing, Buyer shall own all of the Purchased Shares, free and clear of all Encumbrances other than Encumbrances arising as a result of the Buyer’s ownership of the Purchased Shares.

(n)All of the Target Company Equity has been issued in compliance with applicable Laws.  None of the Target Company Equity was issued in violation of any agreement, arrangement, or commitment to which any of the Sellers or the Target Companies is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(o)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any of the Target Company Equity or obligating either Seller or any Target Company to issue or sell any shares of capital stock of, or any other equity interest in, any other Target Company.  None of the Target Companies has any outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation or similar rights. Except as set forth in Section 3.03(o) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, partnership agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Target Company Equity.

Section 3.04Entirety of the Business

.  The Target Companies’ assets, taken together with the rights of the Target Companies under the Regional Franchise Agreements as of the date of this Agreement, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business in substantially the same manner as currently conducted.

Section 3.05No Conflicts

.  The execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which either Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, except as set forth in Section 3.05 of the Disclosure Schedules: (a) conflict with or result in a violation or breach of, or default under, any provision of the charter, articles of incorporation, bylaws, or other organizational document of either Seller or any Target Company; (b) conflict with in any material respect or result in a material violation or breach of any provision of any Law or Governmental Order applicable to either Seller or any Target Company; (c) require the consent, notice, or other action by any Person under, conflict with in any material respect, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, could constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Material Contract or Permit to which either Seller or any Target Company is a party or by which either Seller or any Target Company is bound or to which any of their respective properties and assets are subject or (d) result in the creation or imposition of any Encumbrance on any properties or assets of any Target Company.

Section 3.06Regulatory Approvals; Consents

.  Except as set forth in Section 3.06 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Seller or any Target Company in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 3.07Financial Statements

. Complete copies of the consolidated audited financial statements for each of the Purchased Companies consisting in each case of the balance sheet as at October 31, in each of the years 2019 and 2020, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (collectively, the “Audited Financial Statements”), and unaudited financial statements for each of the Target Companies consisting of the balance sheet as at January 31, 2021, and the related statement of income for the three-month period then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached to Section 3.07 of the Disclosure Schedules.  Except as disclosed in Section 3.07 of the Disclosure Schedules, the Audited Financial Statements and the Interim Financial Statements of each of the Target Companies, other than the Interim Financial Statements of RE/MAX Ontario and RE/MAX Promotions Canada, have been prepared in accordance with GAAP in all material respects, applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse to either Purchased Company) and the absence of notes.  Except as disclosed in Section 3.07 of the Disclosure Schedules, the Interim Financial Statements of RE/MAX Ontario and RE/MAX Promotions Canada have been prepared in accordance with ASPE in all material respects, applied on a consistent basis throughout the periods involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse to either Purchased Company) and the absence of notes.  The Financial Statements are based on the Books and Records of the Purchased Companies, and fairly present in all material respects the financial condition of the Purchased Companies as of the respective dates as of which they were prepared and the results of the consolidated operations of the Purchased Companies for the periods indicated.  The consolidated balance sheets of each of the Purchased Companies as of October 31, 2020, are referred to herein collectively as the “Balance Sheets” and the date thereof as the “Balance Sheet Date” and the unconsolidated balance sheets of each of the Purchased Companies as of January 31, 2021, are referred to herein collectively as the “Interim Balance Sheets” and the date thereof as the “Interim Balance Sheet Date”.  Except as disclosed in Section 3.07 of the Disclosure Schedules, each of the Target Companies maintains a standard system of accounting established and administered in accordance with GAAP (in the case of each of the Target Companies other than RE/MAX Ontario and RE/MAX Promotions Canada) or ASPE (in the case of RE/MAX Ontario and RE/MAX Promotions Canada) in all material respects.

Section 3.08Undisclosed Liabilities

.  No Target Company has any Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheets as of the Balance Sheet Date or are not required to be so reflected or reserved against under GAAP, (b) those which are set forth on Section 3.08 of the Disclosure Schedules, (c) those which have been incurred in each Target Company’s Ordinary Course of Business since the Balance Sheet Date, and (d) executory obligations under Contracts which do not involve any breach of Contract, tort or violation of applicable Law on behalf of any Target Company.

Section 3.09Absence of Certain Changes, Events and Conditions

.  Since the Balance Sheet Date, and other than in (i) the Target Companies’ Ordinary Course of Business, as disclosed in Section 3.09 of the Disclosure Schedules, (ii) as a result of the Pre-Closing Reorganization, or (iii) as specifically contemplated by this Agreement, there has not been, with respect to any Target Company, any:

(a)Material Adverse Effect;

(b)amendment of the charter, articles of incorporation, bylaws, or other organizational documents of any Target Company;

(c)split, combination, or reclassification of any shares of any Target Company’s capital stock;

(d)issuance, sale, or other disposition of any Target Company’s capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of any Target Company’s capital stock;

(e)material change in any method of accounting or accounting practice for any Target Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f)material change in any Target Company’s cash management practices or policies, practices, or procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, and deferral of revenue;

(g)entry into any Contract that would constitute a Material Contract;

(h)incurrence, assumption, or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred by any Target Company;

(i)any transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Balance Sheets, other than transfers, assignments, sales, or other dispositions of assets with an aggregate value of not more than $50,000, or any transfer or assignment of any of the Franchise Agreements;

(j)cancellation of any debts or claims, or amendment, termination, or waiver of any rights with an aggregate value of not more than $50,000, or any cancellation of any debts or claims related to Franchisees;

(k)transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets;

(l)material damage, destruction, or Loss, or any material interruption in use, of any of the Target Companies’ property, whether or not covered by insurance;

(m)any capital investment in, or any loan to, any other Person;

(n)acceleration, termination, material modification to, or cancellation of any Material Contract or Permit;

(o)any material capital expenditures;

(p)imposition of any Encumbrance upon any of the Target Companies’ properties, capital stock, or assets, tangible or intangible, other than Permitted Encumbrances;

(q)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any Target Company’s current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $200,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor, or consultant;

(r)hiring or promoting any person;

(s) adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(t)loan to (or forgiveness of any loan to), or entry into any other transaction with, any Target Company’s stockholders or current or former directors, officers, and employees;

(u)entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)adoption of any plan of merger, amalgamation, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal, provincial or state bankruptcy Law, or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)purchase, lease, or other acquisition of the right to own, use, or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies;

(x)acquisition by merger, amalgamation, business combination or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)except as set forth on Section 3.09(y) of the Disclosure Schedules, any action by any Target Company to make, change or rescind any material Tax election, or amend any income Tax Return, or take any position on any Tax Return, take any action, or enter into any other transaction that would reasonably be expected to have the effect of materially increasing the Tax liability of any Target Company or Buyer in respect of any Post-Closing Tax Period; or

(z)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.10Material Contracts

.

(a)Section 3.10(a) of the Disclosure Schedules lists each of the following Contracts of the Target Companies (such Contracts being “Material Contracts”):

(i)each Contract of any Target Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be terminated or cancelled by the Target Company without penalty or without more than 90 days’ notice;

(ii)all Contracts that require any Target Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)all Contracts that provide for the indemnification by any Target Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person, other than indemnities on customary terms contained in commercial agreements;

(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, amalgamation, sale of stock, sale of assets or otherwise);

(v)all Material Franchise Agreements;

(vi)all employment agreements of employees of any Target Company whose annual compensation is greater than $100,000 and Contracts with independent contractors or consultants (or similar agreements) to which any Target Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of any Target Company;

(viii) all Contracts with any Governmental Authority to which any Target Company is a party;

(ix)all Contracts that limit or purport to limit the ability of any Target Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)any Contracts to which any Target Company is a party that provide for any joint venture, partnership, or similar arrangement by such Target Company;

(xi)all Contracts between or among any Target Company on the one hand and either (a) any Seller or any Affiliate of any Seller (other than such Target Company) or (b) any Principal Stockholder or Family Member of any Principal Stockholder, on the other hand; and

(xii)all collective bargaining agreements or Contracts with any union to which any Target Company is a party.

(b)Each Material Contract is valid and binding on each Target Company party thereto in accordance with its terms and is in full force and effect. No such Target Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under, in any material respect (or is alleged to be in breach of or default under in any material respect) or has provided or received any notice of any written or, to Sellers’ Knowledge, oral, intention to terminate, any Material Contract. To Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract in any material respect or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.11Title to Assets

.  The Target Companies have good and valid title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances and except as set forth in Section 3.11 of the Disclosure Schedules.

Section 3.12Owned Real Property

.  No Target Company owns any interest in any real property.

Section 3.13Leased Real Property

.  Section 3.13 of the Disclosure Schedules sets forth each parcel of real property leased by any Target Company.  None of the Target Companies or, to the Knowledge of the Sellers, any counterparty thereto is in breach or default under (or is alleged to be in breach of or default under) any lease or similar agreement related to such leased real property.

Section 3.14Intellectual Property

.

(a)Section 3.14(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Owned Intellectual Property that is registered, issued, or subject to a pending application for registration with any Governmental Authority or other registrar (“Registered Owned Intellectual Property”), indicating for each such item, as applicable, the registration or application number, the applicable jurisdiction, the owner, registrant or applicant, the registration or filing date and, with respect to Internet domain names, social media handles and the like, the applicable registrar. With respect to each item of the Registered Owned Intellectual Property, (i) all necessary filing, registration, maintenance, renewal, and other required fees have been paid (and there will be no extension of time fees due or payable to any registrar as of the Closing Date), and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States, Canada, or foreign jurisdictions, as the case may be, for the purposes of registering and maintaining that Registered Owned Intellectual Property; (ii) that Registered Owned Intellectual Property is not subject to any overdue maintenance fees; and (iii) to the Sellers’ Knowledge, there is no Action pending before any Governmental Authority, including the United States Patent and Trademark Office and the Canadian Intellectual Property Office (or equivalent authority anywhere in the world), related to any of that Registered Owned Intellectual Property.

(b)Each Target Company is the sole and exclusive owner of each item of its Registered Owned Intellectual Property and the Owned Software set forth on Section 3.14(b) of the Disclosure Schedules, free and clear of all Encumbrances (except for non-exclusive licenses granted in such Target Company’s Ordinary Course of Business and the Target Company IP Agreements set forth in Section 3.14(b) of the Disclosure Schedules). Each Target Company has not assigned, exclusively licensed or otherwise conveyed any of its Registered Owned Intellectual Property. All of the Registered Owned Intellectual Property is currently in compliance with the Law as necessary to record and perfect any Target Company’s interest therein, and the chain of title thereof.  The Registered Owned Intellectual Property is valid, subsisting, and enforceable, except for such failures as would not be material to the Business of any Target Company as it is currently conducted. The Owned Intellectual Property is not subject to any outstanding Action or Governmental Order adversely affecting any Target Company’s use or enjoyment thereof or rights thereto or that would impair the validity or enforceability thereof.  The Owned Intellectual Property has not been used or enforced, or failed to be used or enforced, in a manner that could result in any abandonment, cancellation or unenforceability of the Owned Intellectual Property.  In each case where an item of Registered Owned Intellectual Property is held by any Target Company by assignment, the assignment has been duly recorded with the proper Governmental Authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office, or similar offices at the federal, provincial or state level, and any such offices or agencies around the world as applicable.

(c)Each Target Company has all of the rights necessary to use the Intellectual Property Assets, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement allowing for the operation of such Target Company’s business as currently conducted or for the continued operation of such Business immediately after the Closing in substantially the same manner as operated prior to the Closing, and such use or surviving use does not infringe upon or violate any rights of any other Person.  No other material Intellectual Property (other than Intellectual Property licensed to the Target Companies pursuant to the Regional Franchise Agreements) is necessary for the operation of the business of any Target Company as currently conducted.

(d)To the Sellers’ Knowledge, the Owned Intellectual Property does not infringe, misappropriate, or otherwise violate or conflict with the Intellectual Property rights of any other Person, and have not infringed, misappropriated, or otherwise violated or conflicted with the Intellectual Property rights of any other Person.  There is not now, nor has there been any Action pending, asserted, or to Sellers’ Knowledge, threatened against any Target Company concerning any of the foregoing, nor has any Target Company received any written notification that a license under any other Person’s Intellectual Property is or may be required to operate its business or any aspect thereof.

(e)To Sellers’ Knowledge, no Person is engaging or has engaged in any activity that infringes, misappropriates, or otherwise violates or conflicts with any Owned Intellectual Property and there is no Action pending, asserted, or threatened in writing by any Target Company against any other Person concerning any of the foregoing.

(f)Each Target Company has taken all reasonable measures to maintain the confidentiality and value of all of such Target Company’s material confidential or proprietary information, including all of the Target Company’s Trade Secrets and other confidential Owned Intellectual Property used or held for use in the operation of its business, including requiring each current and former employee, consultant, and contractor and any other Person with access to such confidential and proprietary information to execute a binding confidentiality or other agreement. Except as set forth in Section 3.14(f) of the Disclosure Schedules,  to Sellers’ Knowledge, (i) there has been no misappropriation by any Person of any Target Company’s confidential or proprietary information, including any Owned Intellectual Property and (ii) no employee, independent contractor, or agent of any Target Company has violated a confidentiality agreement or misappropriated any confidential or proprietary information used or held for use in the operation of the Target Company’s business, including any Owned Intellectual Property.

(g)Except as disclosed in Section 3.14(g) of the Disclosure Schedules, to the extent that any material Intellectual Property has been conceived, developed, or created for any Target Company by any of such Target Company’s current or former employees, or by a third party (where there was an expectation that such Intellectual Property would be owned by a Target Company), each such employee or third party has executed with or for the benefit of such Target Company a valid and enforceable Contract pursuant to which such employee or third party (i) transfers or assigns to the Target Company such employee’s or third party’s entire right, title, and interest in and to such Intellectual Property, and (ii) waives, or confirms that an agreement has been secured from all necessary individuals waiving, all moral rights in and to any such Intellectual Property in Canada and throughout the world, including all such rights under any applicable copyright laws, in favor of the Target Company.  To Sellers’ Knowledge, no current or former employee, independent contractor, or agent of any Target Company is in default or breach of any employment agreement, nondisclosure agreement, agreement for the assignment of any invention, work of authorship, or other work product, or similar Contract relating in any way to the protection, ownership, development, use, or transfer of Owned Intellectual Property.  No current or former employee, independent contractor, or agent of any Target Company has a license or other right to use the Owned Intellectual Property.

(h)The computers, Owned Software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data, data communication lines, and all other computerized or information technology equipment and associated documentation used by each Target Company in its day-to-day operations (collectively, “IT Assets”) (i) operate and perform in all material respects as required by such Target Company in the operation of the business, (ii) to the Sellers’ Knowledge do not contain any Malicious Code and (iii) during the past two (2) years, have not malfunctioned or failed in a manner materially disruptive to the Business.  The Licensed Software, (x) operates and performs in all material respects in accordance with its documentation and functional specifications and is suitable for the operation of each Target Company’s Business, as applicable, and (y) during the past two (2) years, have not malfunctioned or failed in a manner materially disruptive to the business of any Target Company.  Each Target Company has implemented reasonable backup, archive, security, and disaster recovery technology and processes and other technology consistent with industry practices to protect and preserve its IT Assets.  No Person has gained unauthorized access to the IT Assets in any manner that has had a material adverse impact on any IT Assets.

(i)Section 3.14(i) of the Disclosure Schedules sets forth a true and complete list of, and accurately identifies, all (i) Owned Software, (ii) Licensed Software that is licensed to any Target Company, (iii) Licensed Software that is incorporated or embedded in any Target Company Product, or distributed (in the case of a mobile application, for example) or otherwise used in connection therewith, excluding Public Software (“Embedded Software”), and (iv) Intellectual Property Licenses pursuant to which any Target Company is authorized to use or distribute any Embedded Software, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof. No Target Company has exported the Owned Software in a manner not in compliance with applicable Law.

(j)No Public Software is, forms part of, has been used in connection with the development of, is incorporated into or has been distributed with (in the case of mobile applications, for example), in whole or in part, any Owned Software, and no Public Software is, forms part of, is incorporated into or has been distributed with, in whole or in part, any Target Company Products; in either case in such a manner that the Public Software requires or has required (i) a Target Company to permit reverse engineering of any Owned Software or Target Company Product, or (ii) any Owned Software or Target Company Product to be (X) disclosed or distributed in source code form, (Y) licensed to any other Person for the purpose of making derivative works, or (Z) redistributed at no charge. With respect to the foregoing items of Public Software, there is no underlying Public Software, the license agreement governing the use of such Public Software, the particular Owned Software or the particular Target Company Product which such Public Software forms a part of, has been used in connection with the development of, is incorporated into or has been distributed with (in the case of mobile applications, for example), in whole or in part, and whether any material modifications to such Public Software have been made by any Target Company.

(k)All source code and other documentation concerning Owned Software is, in all material respects, correct, accurate, complete, written, and otherwise documented in a manner which is sufficient to enable a Software developer of reasonable skill and experience in the industry of the Target Companies and who is generally familiar with the methodologies, code, and other components of the Owned Software to understand, modify, debug, enhance, compile, support, and otherwise utilize all aspects of Owned Software to which it pertains, without reference to other sources of information.  No such source code has been delivered or licensed to any other Person, or is subject to any source code escrow, assignment, licensing, or other disclosure obligation.

Section 3.15Accounts Receivable.

The Accounts Receivable reflected on the Interim Balance Sheets and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions of a Target Company in its Ordinary Course of Business, as applicable; and (b) constitute valid and enforceable claims of such Target Company not subject to disputes with respect to any material amounts.  The reserve for bad debts shown on the Interim Balance Sheets or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of each of the Target Companies other than RE/MAX Ontario and RE/MAX Promotions Canada has been determined in accordance with GAAP in all material respects, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. The reserve for bad debts shown on the Interim Balance Sheets or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of each of RE/MAX Ontario and RE/MAX Promotions Canada has been determined in accordance with ASPE in all material respects, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.16Data and Privacy Laws

.

(a)The only representations made by the Sellers relating to or arising out of Information Privacy and Security Laws are in this Section 3.16.

(b)Except as disclosed in Section 3.16 of the Disclosure Schedules:

(i)Each Target Company has complied in all material respects, and is currently in compliance in all material respects with, (1) all applicable Information Privacy and Security Laws, (2) any contractual obligations to which such Target Company is a party or by which it is bound relating to Personal Information, in each case, as applicable to the conduct of the such Target Company’s business as currently conducted, and (3) all of such Target Company’s internal privacy policies, in each case to the extent relating to any Personal Information collected, used, maintained, disclosed, or transmitted by such Target Company or by third parties having access to the records of such Target Company. Each Target Company has adopted privacy notices and policies that accurately describe such Target Company’s privacy practices (as applicable), to any website, mobile application, or other electronic platform and complied with those notices and policies in all material respects.  No Target Company has received any written complaints regarding the collection, maintenance, use, disclosure, or transmission of Personal Information by such Target Company or by third parties to whom such Target Company has provided Personal Information.

(ii)No Person (including any Governmental Authority) has threatened to assert any Action pursuant to any written notice, or commenced any Action with respect to any alleged violation of any Information Privacy and Security Laws or any Target Company’s privacy or data protection practices, or any contractual obligations to which any Target Company is a party or by which it is bound relating to Personal Information, including any loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Personal Information collected or used by, or on behalf of, such Target Company and, to Sellers’ Knowledge, there is no reasonable basis for any such Action.  The execution, delivery, and performance of this Agreement, the Transaction Documents, and the other agreements and instruments contemplated hereby and the consummation of the transactions comply in all material respects with all applicable Information Privacy and Security Laws and any contractual obligation to which any Target Company is a party or by which it is bound relating to Personal Information.

(iii)Each Target Company has taken reasonable steps to obtain all necessary authority, consents, and authorizations to collect, use, maintain, disclose, or transmit any Personal Information collected or used by or on behalf of such Target Company in connection with the operation of its business as currently conducted, including the use of Personal Information to send personal electronic messages.  To Sellers’ Knowledge, none of the Personal Information collected, stored, used, maintained, modified, disclosed, transmitted, in the possession, custody, or control of any Target Company has been provided to such Target Company by a third party in violation of applicable Law, including applicable Information Privacy and Security Laws or in a manner inconsistent with such third party’s own privacy policies.

(iv)Each Target Company has implemented, maintained, and executed, as necessary, commercially reasonable security controls that are designed to identify, mitigate, and resolve internal and external risks to the security of any Personal Information and implement and monitor adequate and effective administrative, technical and physical safeguards to control those risks. No Target Company has experienced any material breach of security or safeguards relating to Personal Information, or other loss, unauthorized access, use, or disclosure of Personal Information in the possession, custody, or control of any Target Company.

Section 3.17Customers and Suppliers

.

(a)Section 3.17(a) of the Disclosure Schedules sets forth (i) each customer (other than a Franchisee) who has paid aggregate consideration to any Target Company for goods or services rendered in an amount greater than or equal to $200,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.17(a) of the Disclosure Schedules, no Target Company has received any notice, or has any reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Target Company.

(b)Section 3.17(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Target Companies, collectively, have paid consideration for goods or services rendered in an amount greater than or equal to $200,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material

Supplier during such periods. No Target Company has received any notice, or has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Target Company or to otherwise terminate or materially reduce its relationship with such Target Company.

Section 3.18Franchise Matters

.

(a)Section 3.18(a) of the Disclosure Schedules sets forth with respect to each current Franchise of each Target Company: (i) the RE/MAX trade name or dba and, where applicable, the business entity name of each Franchisee; (ii) the territory of the Franchisee; (iii) current agreement date; (iv) agent count and (v) renewal date and (vi) a list of any Material Franchise Agreements to which such Franchisees are parties thereto. There are no other material agreements with Franchisees, oral or written, except for those agreements that appear on Section 3.18(a) of the Disclosure Schedules. Except as set forth in Section 3.18(a) of the Disclosure Schedules, no Target Company has received any written notice, and has no reason to believe, based upon oral or written communications from its current Franchisees, that any Franchisee has terminated, or intends to terminate within one (1) year after the Closing, its Franchise Agreement or to otherwise terminate or materially reduce its relationship with any Target Company.

(b)Except as set forth in Section 3.18(b) of the Disclosure Schedules, the FDDs used by each Target Company to offer and sell Franchises during the past four (4) years complied in all material respects with applicable Franchise Law at the time they were furnished to prospective Franchisees and throughout the period preceding execution and delivery of a Franchise Agreement.  Except as set forth in Section 3.18(b) of the Disclosure Schedules, the information in such FDDs at the time they were used by each Target Company in connection with the solicitation, offer, grant, or sale of Franchises was true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The FDDs have been amended or supplemented from time to time as required by applicable Franchise Law; and any such amendments were timely and properly furnished to each applicable Governmental Authority, and all such amendments and supplements were timely and properly furnished to applicable Franchisees or prospective franchisees as required by applicable Franchise Law.  Except as set forth in Section 3.18(b) of the Disclosure Schedules, each Target Company, during the past four (4) years, has complied with the requisite FDD disclosure periods in accordance with applicable Franchise Laws. Notwithstanding anything to the contrary, Sellers do not make any representation or warranty about the completeness or accuracy of any information about Buyers delivered to the Target Companies for the purpose of inclusion in the Target Companies’ FDDs that the Target Companies used in the solicitation, offer, grant, and sale of Franchises.

(c)True, complete and correct copies of all FDDs, or in the case of Canada, FDDs that have been customized for particular Franchisees that have since entered into Franchise Agreements with RE/MAX Ontario, and any statements of material change (as applicable), used by each Target Company for the years 2020, 2019, and 2018 have been made available to Buyer.  Since the date of the most recent FDDs used by each Target Company, other than as set forth in Section 3.18(c) of the Disclosure Schedules and except for the transactions contemplated by this Agreement, there has been no material change in the business, financial condition, or affairs of any

Target Company, the Franchise programs and systems, or, to Sellers’ Knowledge, the Franchisees that would, taken as a whole, require an amendment or supplement to such FDDs prior to the date hereof. Except as provided for in Section 3.18(c) of the Disclosure Schedules, no Target Company (whether by contract or pursuant to any applicable Law) has made (i) any material representations or material agreements with any Franchisee that (y) vary from the Franchise Agreement with such Franchisee and (z) are materially adverse to the Franchisee, or (ii) except as set forth in the FDDs, any written (or, to Sellers’ Knowledge, oral) representations to prospective Franchisees with respect to historical and/or prospective Franchisee sales, profits, or earnings.

(d)Except as disclosed in Section 3.18(d) of the Disclosure Schedules, during the past four (4) years, each Target Company (and any other Person soliciting, offering, granting, promoting, or selling Franchises on behalf of each Target Company) is and has for the last four (4) years been in compliance in all material respects with all Franchise Laws applicable to the solicitation, offering, granting, and sale of Franchises.  During the past four (4) years, each Target Company has complied and is complying in all material respects with all Franchise Laws that relate to the regulation of the relationship between each Target Company and its Franchisees, including a Franchisee’s right to associate with other Franchisees. Except as disclosed in Section 3.18(d) of the Disclosure Schedules, during the past four (4) years, each Target Company has at all times operated in all material respects in compliance with all Franchise Agreements.  Except as disclosed in Section 3.18(d) of the Disclosure Schedules, each Franchise Agreement is a valid and binding agreement of each Target Company that is a party to such Franchise Agreement and is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). No Target Company is in default under or in breach of nor in receipt of any written claim of unresolved default or unresolved breach under, any Franchise Agreement currently in effect.  No event has occurred which with the passage of time or giving of notice or both would result in a default, breach, or event of non‑compliance by any Target Company under any Franchise Agreement currently in effect that would have a Material Adverse Effect on such Target Company or could reasonably be expected to become materially adverse to the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis.  Except as set forth on Section 3.18(d) of the Disclosure Schedules, no Target Company has sent notice of termination or a notice of material breach to any material Franchisee that remains uncured.  There are no material disputes pending or, to Sellers’ Knowledge, threatened under any Franchise Agreement, except as set forth on Section 3.18(d) of the Disclosure Schedules.

(e)Except as set forth on Section 3.18(e) of the Disclosure Schedules, none of the Franchise Agreements contains any grant of exclusive rights to a territory designated therein, or other exclusive right, which in either case conflicts with any grant of exclusive rights to a territory or other exclusive right granted under any other Franchise Agreement.

(f)Each Target Company has, during the past four (4) years, collected, maintained, administered, managed, directed, spent, and utilized all advertising and marketing funds (including any advertising cooperative funds, if any) contributed by or received from Franchisees in compliance with the Franchise Agreements and applicable Franchise Law.  During the past four (4) years, no Franchisee has delivered to any Target Company a written claim of such

Target Company’s breach of any Franchise Agreements with respect to such advertising or marketing funds and Sellers have no Knowledge of any threat or notice of such a claim of breach of any Franchise Agreements.

(g)Each Franchise Agreement is not dissimilar in any way that both (i) is materially adverse to the Franchisee with respect to the form of Franchise Agreement attached to the FDDs or similar document that was delivered to the Franchisee in connection with the solicitation, offering, granting, and sale of the applicable Franchise, and (ii) would give rise to a claim of misrepresentation by any Target Company in connection with the solicitation, offering, granting, and sale of the applicable Franchise.  A true, complete and correct copy of each and every amendment, change, addendum, or modification of any kind to such form of Franchise Agreement that is currently effective or that has been entered into by any Target Company in the four (4) years prior to the date hereof has been made available to Buyer.

(h)Except as set forth on Section 3.18(h) of the Disclosure Schedules, during the past four (4) years, there are no written claims made by Franchisees and received by any Target Company that any Target Company failed to provide an FDD in accordance with applicable Franchise Laws or that any information in any FDD was materially untrue, misleading, or incomplete at the time such FDD was in use which remain unresolved.

(i)Each Target Company has obtained all authorizations and qualifications from Governmental Authorities, if any, under applicable Franchise Laws that are required in order for each Target Company to currently offer, sell, and grant Franchises and such authorizations and qualifications, if any, remain currently effective and in good standing.

(j)Except as set forth on Section 3.18(j) of the Disclosure Schedules, no Target Company is (i) a guarantor or party to an agreement pursuant to which such Target Company is directly or contingently liable (as a co‑signor or otherwise) for any obligation of any Franchisee, (ii) a lessor or sublessor of any real or personal property to any Franchisee, or (iii) a party to any written financing arrangement with any Franchisee.

(k)Except as set forth on Section 3.18(k) of the Disclosure Schedules, during the past four (4) years, each Target Company has at all times complied in all material respects with, and each Target Company has not received any written notice from, any Governmental Authority with respect to any violation or alleged violation of, any Franchise Law which governs the offer, sale, terms, operation, advertisement, modification, renewal, transfer, or termination of Franchises and business opportunities, including the FTC Rule, the Wishart Act, the PEI Franchises Act, the New Brunswick Franchises Act, and all applicable state, provincial and foreign franchise disclosure and/or registration Laws, franchise termination Laws, franchisee rights Laws, franchise relationship Laws, business opportunity Laws, competition Laws, similar Laws of other jurisdictions, and all material regulations promulgated under the foregoing.

(l)The transactions contemplated by this Agreement will not require the approval or consent of any Franchisee.  Section 3.18(l) of the Disclosure Schedules sets forth a true and complete list and description of any written assertion by a Franchisee of an intention to cease operating its Franchise or not renew its Franchise, in either case that has not been finally resolved by the parties and is still outstanding.

(m)No Target Company has sold, assigned, transferred, conveyed, pledged, granted a security interest in, or otherwise disposed of any interest in any of the Franchise Agreements or any of its rights thereunder.  Each Target Company owns the rights of the franchisor under the Franchise Agreements to which it is a party, free and clear of any Encumbrances.

(n)Except as disclosed in Section 3.18(n) of the Disclosure Schedules, (i) between April 16, 2021 and the date hereof, RE/MAX Ontario has not provided an FDD to a prospective franchisee, entered into or executed any new Franchise Agreement or renewal of a Franchise Agreement; (ii) between April 13, 2021 and the date hereof, no U.S. Target Company has provided an FDD to a prospective franchisee; (iii) between April 21, 2021 and the date hereof, no U.S. Target Company has, entered into or executed any new Franchise Agreement or renewal of a Franchise Agreement; and (iv) each US Franchise Agreement executed between March 2021 and April 2021 is on the terms provided for in the franchise agreement, and any amendments thereto, and other ancillary forms attached to such Target Company’s 2021 FDD that was issued as of February 28, 2021 for RE/MAX North Central, as of March 1, 2021 for RE/MAX New England, and as of February 28, 2021 for RE/MAX Indiana, as applicable.

Section 3.19PPP Loans

.  Each of the PPP Borrowers has applied for and received forgiveness of and for the entire amount of its PPP Loan in accordance with the terms and conditions of its PPP Loan Agreement, the PPP Lender’s requirements, and applicable law, including any regulations, guidance, notices, and similar publications of the US Small Business Administration, the US Department of Treasury, or any other Governmental Authority, and therefore no amount, whether principal, interest, penalties, or otherwise, is owed to the PPP Lender or any US Governmental Authority with respect to any of the PPP Loans. The books and records of each PPP Borrower include all required PPP forms and supporting documentation. All of the statements, certifications, representations, warranties, covenants, information, supporting documentation, and other communications made or related to or in connection with each PPP Loan, each PPP Loan application, each PPP Loan Agreement, and each PPP Loan forgiveness application, or otherwise related to or in connection therewith, were true and correct when made.

Section 3.20Insurance

.  Section 3.20 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of liability insurance and of errors and omissions insurance maintained by Sellers or their Affiliates (including the Target Companies) and relating to the assets, business, operations, employees, officers, and directors of the Target Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect for at least 30 days after the Closing. Neither the Sellers nor any of their Affiliates (including the Target Companies) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Target Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are, to the Knowledge of the Sellers, financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.20 of the Disclosure Schedules, there are no claims related to the business of any Target Company pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. Neither of the Sellers nor any of their Affiliates (including the Target Companies) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Target Companies and are sufficient for compliance with all applicable Laws and Contracts to which each Target Company is a party or by which it is bound.

Section 3.21Environmental Matters.

(a)Each Target Company has complied, and is now complying, with applicable Environmental Laws in all material respects. No Target Company nor any Seller has received written or, to Sellers’ Knowledge, oral, notice from any Person that any Target Company, its business or assets, or any real property owned, leased, or used by any Target Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(b)There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of any Target Company; or (ii) to the Knowledge of the Sellers, at, from, in, or on any real property currently or formerly owned, leased, or used by any Target Company. No real property leased or used by any Target Company is materially adversely affected by any Hazardous Substance.

Section 3.22Legal Proceedings; Governmental Orders

.

(a)Except as set forth in Section 3.22(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (i) against or by any Target Company, or by or against either Seller or any Affiliate of either Seller and relating to any Target Company); or (ii) as of the date of this Agreement, against or by any Target Company, either Seller, or any Affiliate of either Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.  To the Knowledge of the Sellers, as of the date of this Agreement, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against, relating to, or affecting any Target Company or any of such Target Company’s properties or assets.  To the Knowledge of the Sellers, no event has occurred or circumstances exist that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.23Compliance with Laws; Permits

.

(a)Except as set forth in Section 3.23(a) of the Disclosure Schedules, each Target Company has during the past five (5) years complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties, or assets.

(b)Except as disclosed in Section 3.23(b) of the Disclosure Schedules, all Permits required for each Target Company to conduct its business as currently conducted have been obtained by Sellers and are valid and in full force and effect in all material respects.  Except as disclosed in Schedule 3.23(b), all fees and charges with respect to such Permits required to have been paid as of the date hereof have been paid in full.  Section 3.23(b) of the Disclosure Schedules lists all current Permits issued to the Target Companies that are related to the conduct of each Target Company’s business as currently conducted, including the names of the Permits and their respective dates of issuance and expiration.  To the Knowledge of the Sellers, no event has occurred that would result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.23(b) of the Disclosure Schedules.  To the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.23(b) of the Disclosure Schedules.

Section 3.24Employment and Employee Benefit Matters

.

(a)Section 3.24(a) of the Disclosure Schedules contains a list of (A) all individuals who are employees, and (B) all independent contractors or consultants of any Target Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) all other compensation, including commission, bonus, or other incentive-based compensation, including any bonuses or other payments to be paid as a result of or in connection with the transactions contemplated by this Agreement; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof, including vacation and other leave entitlements.  With respect to employees and former employees of the Target Companies, the applicable Target Company has withheld and reported all amounts pursuant to the requirements of Law or by agreement to be withheld and reported with respect to wages, salaries, and other payments.  Except as set forth in Section 3.24(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, severance, and/or termination pay due and payable to any current or former employees, independent contractors, or consultants of any Target Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any Target Company with respect to any compensation, wages, commissions, bonuses, severance, and/or termination pay.

(b)Each Target Company is and has been in compliance in all material respects with the terms of all applicable Laws pertaining to employment and employment practices to the extent they relate to applicants, employees, independent contractors and consultants and interns of such Target Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence (including paid sick leave), immigration/work authorization, pay equity, and unemployment insurance.  All individuals characterized and treated by any Target Company as consultants or independent contractors of such Target Company qualify as and are properly treated as independent contractors under all applicable Laws.   There are no Actions against any Target Company pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of such Target Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, pay equity, wages and hours, or any other employment related matter arising under applicable Laws.

(c)None of the Target Companies is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Target Companies.  No employees of the Target Companies are represented by any labor organization.  No labor organization or group of employees of any Target Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Sellers, threatened to be brought or filed with the National Labor Relations Board, the Ontario Labour Relations Board, the Nova Scotia Labour Board, the New Brunswick Labour and Employment Board, the Prince Edward Island Labour Relations Board, the Newfoundland and Labrador Labour Relations Board, or any other labor relations tribunal.  There is no organizing activity involving the Target Companies pending or, to the Knowledge of the Sellers, threatened by any labor organization or group of employees of the Target Companies.  No labor strike, work stoppage, slowdown, walkout or lockout has occurred within the last three years or is pending or, to the Knowledge of Sellers, threatened against any Target Company.

(d)Except as set forth on Section 3.24(d) of the Disclosure Schedules, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act or any similar state or local Law) or “group terminations” (as defined by the Employment Standards Act, 2000 (Ontario), the Labour Standards Code (Nova Scotia), the Employment Standards Act (New Brunswick), the Employment Standards Act (Prince Edward Island), the Labour Standards Act (Newfoundland and Labrador), or any similar provincial Law) with respect to the Target Companies in the last three years.

(e)Section 3.24(e) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, profit-sharing, deferred compensation, incentive, bonus, equity purchase, equity option, equity ownership, equity appreciation rights, performance award, phantom equity, membership interest or membership interest-based, change in control, retention, severance, vacation, paid time off (PTO), leave of absence, layoff, medical, vision, dental, life, accident, disability, day or dependent care, legal services, cafeteria, separation, or fringe benefit agreement, and other similar employee benefit agreement, plan, policy, practice, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including, but not limited to, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, (i) which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Target Company for the benefit of any current or former employee, officer, director, retiree, independent contractor, consultant, or other service provider of such Target Company or any spouse or dependent of such individual, or (ii) under which any Target Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise, excluding any Statutory Plans (as listed on Section 3.24(e) of the Disclosure Schedules, each, a “Benefit Plan” and collectively, the “Benefit Plans”).  Sellers have separately identified in Section 3.24(e) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(f)With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following, to the extent applicable: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any trust agreements or other funding arrangements, (including any custodial agreements or insurance policies) and any other material Contracts; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications and election forms, a copy of the current employee handbooks; (v) a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service; (vi) a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) the two most recent nondiscrimination tests performed under the Code; (viii) copies of material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation, Canada Revenue Agency, Financial Services Regulatory Authority of Ontario, the Nova Scotia Department of Finance, the New Brunswick Financial and Consumer Services Commission, the Newfoundland Pension Benefits Standards Division, or other Governmental Authority relating to the Benefit Plan, in each case which has been received by a Target Company during the prior three years; and (ix) all filed Forms 1095-C, Transmittal of Employer-Provided Health Insurance Offer and Coverage Information Returns, and Forms 1095-C, Employer Provided Health Insurance Offer and Coverage.

(g)Each Benefit Plan and any related trust has been established, administered, and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Laws, including, in respect of any Benefit Plan in the United States, ERISA, the Code, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder, and, in respect of any Benefit Plan in Canada, the ITA, the Pension Benefits Act (Ontario), the Employment Standards Act, 2000 (Ontario), the Human Rights Code (Ontario), the Pension Benefits Act (Nova Scotia), the Labour Standards Code (Nova Scotia), the Human Rights Act (Nova Scotia), the Pension Benefits Act (New Brunswick), the Employment Standards Act (New Brunswick), the Human Rights Act (New Brunswick), the Employment Standards Act (Prince Edward Island),  the Human Rights Act (Prince Edward Island), the Pension Benefits Act (Newfoundland and Labrador), the Labour Standards Act (Newfoundland and Labrador), the Human Rights Act (Newfoundland and Labrador), and all regulations and guidelines issued thereunder. With respect to any Benefit Plan that is a group health plan (within the meaning of Section 5000(b)(1) of the Code): (i) no event has occurred, and no condition or circumstance exists that has subjected or, to Sellers’ Knowledge, could reasonably be expected to subject any Target Company or any ERISA Affiliate or Benefit Plan to an assessable payment under Section 4980H of the Code or a Tax under Section 4980D of the Code for any month during the period beginning January 1, 2015, and ending on the Closing Date, and (ii) each Target Company has accurately filed and distributed, or will timely and accurately file and distribute, Forms 1094-C and 1095-C in accordance with the requirements of Code Section 6055 and 6056 and the regulations and related guidance promulgated thereunder. The Target Companies have, in all material respects, complied with all applicable requirements of Law with respect to the Statutory Plans.  There have been no improper withdrawals or transfers of funds or assets to or from any Benefit Plan.

(h)Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and is either (i) the recipient of a favorable and current determination letter from the Internal Revenue Service, (ii) the adopter of a master and prototype or volume submitter plan, as to which the adopter can rely on an opinion or advisory letter from the Internal Revenue Service with respect to the qualified status of the form of such plan under Section 401 of the Code, and no amendment has been made nor has any event occurred that could reasonably be expected to adversely affect such qualification.  Additionally, each trust created under any Benefit Plan is exempt from federal income taxes under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such exemption.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Target Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a tax or penalty under Sections 406 of ERISA or 4975 of the Code. Neither any Target Company nor any ERISA Affiliate has any Liability for breach of fiduciary duty with respect to any Benefit Plan that is subject to Title I of ERISA or any other failure to act in accordance with Title I of ERISA or comply with Title I of ERISA in connection with the administration of, or investment or valuation of the assets of, any such Benefit Plan nor, to Sellers’ Knowledge, is there a basis for any such Liability.

(i)None of the Benefit Plans is (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Title IV of ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan,” as defined in Section 413(c) of the Code, (iv) subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, (v) an International Employee Plan, (vi) a Benefit Plan that owns employer stock, (vi) a Benefit Plan that is funded, in whole or in part, through a voluntary employee’s beneficiary association exempt from taxation under Section 501(c)(9) of the Code, (viii) a “registered pension plan” as defined under subsection 248(1) of the ITA which contains a “defined benefit provision” as defined under subsection 147.1(1) of the ITA, and neither any Target Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, any such plan.

(j)All contributions and insurance premiums required to have been made by any Target Company or any ERISA Affiliate to any Benefit Plan or Statutory Plan pursuant to Law (including ERISA, the Code, the ITA, and the Pension Benefits Act (Ontario), the Pension Benefits Act (Nova Scotia), the Pension Benefits Act (New Brunswick), and the Pension Benefits Act (Newfoundland and Labrador)) or the terms of such Benefit Plan have been made, in all material respects, within the time prescribed by Law and the terms of such Benefit Plan.  As of the date of the Interim Financial Statements, all contributions, premiums, Taxes, and other applicable payments required to be made to or with respect to any Benefit Plan or Statutory Plan by the terms of such plan, applicable Law, any contractual undertaking or otherwise have been paid in full or, to the extent not required to be made or paid on or before the Closing Date, are reflected on the Interim Financial Statements, to the extent required by, and in accordance with, GAAP.

(k)No Target Company has incurred any liability and, to Sellers’ Knowledge, there is no reasonable basis for any Target Company liability, in connection with its obligations under applicable Law to: (i) timely file any return, report statement, notice, declaration, or other document required by any Law or Governmental Authority that is complete and accurate in all material respects; or (ii) distribute to such Benefit Plan’s participants or beneficiaries any return, report, statement, notice, declaration, or other document that is complete and accurate in all material respects, as required by Law.

(l)Each Benefit Plan can be unilaterally amended, terminated, or otherwise discontinued by a Target Company at any time without Liability or expense to any Target Company as a result thereof (other than (i) for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto, (ii) in connection with any failure to adhere to any advance notice requirements in connection with the termination of any Benefit Plan under any related Contracts, or (iii) any Liability under Canadian employment law in connection with unilateral changes to the terms and conditions of employment), and no Benefit Plan, plan document or agreement, summary plan description, or other written communication distributed generally to employees by its terms prohibits a Target Company from amending, terminating, or otherwise discontinuing any such Benefit Plan, or in any way limits such action.  No Target Company has a commitment or obligation or has made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(m)Other than as required under COBRA or other similarly applicable state or provincial Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and no Target Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree health benefits. The Target Companies have, during the six year period immediately prior to the date of this Agreement, been in compliance, and are currently in compliance with the applicable continuation requirements for its welfare benefit plans, including (i) COBRA and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.  With respect to any Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or similar state Law, no event has occurred and, to Sellers’ Knowledge, no circumstance exists under which Buyer may reasonably be expected to incur, direct or indirect, any Liability under the provisions of COBRA or which has resulted or could result in the imposition of a lien upon any of the assets of the Target Company.

(n)There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(o)There has been no amendment to, announcement by any Target Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such Benefit Plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor, or consultant, as applicable.

(p)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder.  No Target Company has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(q)Sellers, each Target Company, and each of the ERISA Affiliates has, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for the Target Company as common law employees, full-time employees, part-time employees, leased employees, or independent contractors, as applicable.

(r)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement or any Transaction Document will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of any Target Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including equity interest-based compensation) due to any such individual; (iii) limit or restrict the right of any Target Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.25Taxes

.  Except as set forth in Section 3.25 of the Disclosure Schedules:

(a)All income Tax Returns and all other material Tax Returns required to have been filed by the Target Companies, IREB Destiny, Reknown Properties and Integra Enterprises Properties have been timely filed. Such Tax Returns are true, complete, and correct in all material respects.  All material Taxes and instalments of Taxes due and owing by any Target Company, IREB Destiny, Reknown Properties and Integra Enterprises Properties (whether or not shown on any Tax Return) have been timely paid within the prescribed period.

(b)Each Target Company has (i) withheld and paid each material Tax required to have been withheld and paid in connection with (A) amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, or other party, and (B) amounts paid or distributed to a recipient resident in a jurisdiction other than the jurisdiction of residence of the Target Company making such payment or distribution, and (ii) complied with all information reporting and backup withholding provisions of applicable Law.

(c)No claim has been made by any Governmental Authority within the past four (4) years in any jurisdiction where any Target Company does not file Tax Returns that such Target Company is, or may be, subject to Tax by that jurisdiction.

(d)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of any Target Company or any Tax Returns required to be filed by any Target Company. No Target Company has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of material Taxes owing by such Person excluding, in each case, (A) any such agreement between two or more Target Companies, and (B) any agreement entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes.

(e)The amount of each Target Company’s Liability for unpaid Taxes as of the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

(f)All deficiencies asserted, or assessments made, against any Target Company as a result of any examinations by any Governmental Authority have been fully paid.

(g)No Target Company is a party to any Action with respect to Taxes by any Governmental Authority. There are no pending or, to Sellers’ Knowledge, threatened Actions by any Governmental Authority with respect to any Taxes or Tax Returns of any Target Company.

(h)Sellers have delivered to Buyer copies of (i) all filed U.S. and Canadian federal Tax Returns, (ii) all filed material state, provincial, local, and other (non-U.S. and non-Canadian) income, franchise, and similar Tax Returns and (iii) all examination reports, and statements of deficiencies assessed against, or agreed to by, each Target Company for all Tax periods ending after 2016.

(i)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon any asset of any Target Company.

(j)No Target Company is a party to, or bound by, any Tax indemnity, Tax sharing, or Tax allocation agreement excluding, in each case, (A) any such agreement between two or more Target Companies and (B) any agreement entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes.

(k)No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into, or issued by any taxing authority with respect to any Target Company.

(l)No Target Company has been a member of a Consolidated Group (other than any Consolidated Group of which a Target Company is the common parent). No Target Company has any Liability for Taxes of any Person (other than any other Target Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract (other than any contract or otherwise entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes) or otherwise, other than the members of a Consolidated Group of which a Target Company is the common parent.

(m)No Target Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or non-U.S. Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)a prepaid amount received on or before the Closing Date;

(iv)any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. Law; or

(v)any election under Section 108(i) of the Code.

(n)No Purchased Company is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)No Target Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(p)In the two years prior to the date of the Agreement, no Target Company is, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any Target Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or non-U.S. Law).

(r)The prices and terms for the provision of any property or services between each Target Company and any parties related to such Target Company are arm’s length for purposes of the relevant transfer pricing Laws.

(s)Each of RE/MAX Ontario and RE/MAX Promotions Canada are not non-residents of Canada for purposes of the ITA. RE/MAX Ontario and RE/MAX Promotions Canada have, at all relevant times, been and are taxable Canadian corporations within the meaning of Subsection 89(1) of the ITA.

(t)RE/MAX Ontario is duly registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and the registration number is 104466198 RT0001.

(u)RE/MAX Promotions Canada is duly registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and the registration number is 104466370 RT0001.

Section 3.26Residence

.  Each Seller is not a non-resident of Canada within the meaning of the ITA.

Section 3.27Books and Records

.  The minute books of each Target Company for the past five (5) years and the stock record books of each Target Company since its formation, complete and correct copies of which have been made available to Buyer, have been maintained in accordance with sound business practices. Except as disclosed in Section 3.27 of the Disclosure Schedules, such minute books for the past five (5) years and the stock record books of each Target Company that have been provided to Buyers contain accurate and complete records, including of meetings and actions taken by written consent of the stockholders, the board of directors and any committees of the board of directors of such Target Company. At the Closing, all of those Books and Records will be in the possession of each Target Company.

Section 3.28Brokers

.  Except as set forth on Section 3.28 of the Disclosure Schedules, no broker, finder, or investment banker is entitled to any claim for a brokerage, finder’s, or other fee or commission against the Buyers or any of the Target Companies in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.29COVID-19

.  Without limiting any other representation or warranty in this Agreement, Section 3.29 of the Disclosure Schedules sets forth all COVID-19 Subsidies which the Target Companies have applied for and/or participated in, and details of the amounts of any COVID-19 Subsidies received by the Target Companies. All conditions attaching to any such COVID-19 Subsidies required to be satisfied on or before the Closing Date have been satisfied or will be satisfied on or by the Closing Date. No Target Company has done or omitted to do any act or thing which could result in all or any part of any such COVID-19 Subsidies made or due to be made to it becoming repayable or being forfeited or withheld in whole or in part. There are no proceedings, investigations, audits or claims now pending or, to the Knowledge of Sellers, threatened against any of the Target Companies in respect of any COVID-19 Subsidies, nor are there any matters under discussion, audit or appeal with any Governmental Authority relating to such COVID-19 Subsidies.

Section 3.30Asset Valuation

. The Target Companies do not have assets in Canada with an aggregate value that exceeds C$93,000,000 or aggregate gross revenues from sales in or from Canada generated from assets in Canada that exceed C$93,000,000, in either case as determined in accordance with Part IX of the Competition Act (Canada) and the regulations promulgated thereunder.

Section 3.31Rules Relating to Payment of Commissions

.  No Target Company, Seller, or Affiliate of any Target Company or Seller has had any involvement with the National Association of Realtors, the Toronto Regional Real Estate Board, the Canadian Real Estate Association, or any local, state, or provincial boards of realtors or multiple listing services concerning rules relating to the payment of commissions to buyers’ brokerages and agents by sellers brokerages and agents.

Section 3.32 Numberco

.  Numberco is a corporation duly organized, validly existing, and in good standing under the Canada Business Corporations Act. The authorized shares of Numberco consists of an unlimited number of Class A Voting Common Shares, and unlimited number of Class B Voting Common Shares, and unlimited number of Class C Non-Voting Special Shares, and an unlimited number of Class D Non-Voting Special Shares, of which two (2) shares of Class A Common Shares are issued and outstanding (the “Numberco Shares”).  All of the Numberco Shares have been duly authorized, are validly issued, fully paid and non-assessable, and, as of the date hereof, Christopher Alexander owns one (1) Numberco Share, and Simon Schneider owns one (1) Numberco Share, in each case free and clear of all Encumbrances.

Article IV
Representations and warranties of Buyers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01Organization of Buyers and Guarantor

.

(a)US Acquisition Co is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

(b)Canada Acquisition Co is a corporation duly organized and validly existing under the Laws of British Columbia.

Section 4.02Authority of Buyers and Guarantor

.  Each of Buyers and Guarantor have the full limited liability or corporate, as applicable, company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the applicable transactions contemplated hereby and thereby.  The execution and delivery by each of Buyers and Guarantor of this Agreement and any other Transaction Document to which any of them is a party, the performance by Buyers and Guarantor of their obligations hereunder and thereunder, and the consummation by Buyers and Guarantor of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company or corporate action, as applicable, on the part of the Buyers and Guarantor.  This Agreement has been duly executed and delivered by the Buyers and Guarantor, and (assuming due authorization, execution, and delivery by Sellers) this Agreement constitutes a legal, valid, and binding obligation of each Buyer and Guarantor enforceable against it in accordance with its terms.  When each other Transaction Document to which each Buyer and Guarantor is or will be a party has been duly executed and delivered by the Buyers and Guarantor (assuming due authorization, execution, and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of it enforceable against it in accordance with its terms.

Section 4.03No Conflicts

.  The execution, delivery and performance by the Buyers and Guarantor of this Agreement and the other Transaction Documents to which any of them is a party,

and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement, or other organizational documents of either of the Buyers or Guarantor; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to either of the Buyers or Guarantor; or (c) except as set forth in Section 4.03 of the Disclosure Schedules,  require the consent, notice, or other action by any Person under any Contract to which either of the Buyers or Guarantor is a party.

Section 4.04Consents

.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either of the Buyers or Guarantor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.05Investment Purpose

.  Buyers are acquiring the Purchased Shares solely for their own accounts for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Buyer acknowledges that the Purchased Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.06Sufficiency of Funds

.  The Buyers have delivered to Sellers a true, complete and accurate copy of the duly executed commitment letter of JPMorgan Chase Bank, N.A. dated as of June 3, 2021 (as amended, modified, supplemented, extended, or replaced from time to time, the “Commitment Letter” and the financing contemplated by the Commitment Letter is defined herein as the “Debt Financing”), pursuant to which the lenders thereunder (the “Lenders”) have agreed, subject to the terms and conditions set forth therein, to provide an incremental term facility of up to $235 million under that certain Amended and Restated Credit Agreement dated December 15, 2016 among RMCO, LLC, the Guarantor, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A.  The Commitment Letter has not been amended or modified prior to the date of this Agreement, as of the date of this Agreement no such amendment or modification is contemplated, and to the Knowledge of the Buyers as of the date of this Agreement, the commitments contained in the Commitment Letter have not been withdrawn, terminated, reduced or rescinded in any respect. There are no side letters or other agreements, contracts, arrangements or understandings related to the funding of the Debt Financing, or conditions precedent or other contractual contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Commitment Letter delivered to the Sellers on or prior to the date of this Agreement. The Buyers have fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date of this Agreement and will, as of the Closing, have paid in full any such amounts due on or prior to the Closing. As of the date hereof, the Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of the Buyers and, to the knowledge of the Buyers, each of the other parties thereto. As of the date hereof, no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) under the Commitment Letter by the Buyers or, to the knowledge of the Buyers, any other parties to the Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions to closing set forth in Article VII, the Buyers have no reason to believe that any of the conditions to the Debt Financing contemplated by the Commitment Letter will not be satisfied on a timely basis or that the full amount of the Debt Financing will not be available to the Buyers at the Closing. Subject to the terms and conditions set forth in the Commitment Letter and in this Agreement, the aggregate proceeds of the Debt Financing, together with available cash on hand of Buyer, will be sufficient to enable the Buyers to pay the Closing Date Payment and the other payments contemplated to be made by the Buyers pursuant to Section 2.04 and consummate the transactions contemplated by this Agreement. Buyers shall not be obligated to use the Debt Financing, and may use other forms of financing, to pay the Closing Date Payment and any other payment obligations of Buyers.

Section 4.07No Brokers

.  No broker, finder, or investment banker is entitled to any claim for a brokerage, finder’s, or other fee or commission from Sellers in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of either of the Buyers or Guarantor.

Section 4.08Legal Proceedings

.  There are no Actions pending or, to the Knowledge of the Buyers, threatened against or by the Buyers, the Guarantor or any Affiliate of the Buyers or the Guarantor that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article V
Covenants

Section 5.01Conduct of Business Prior to the Closing

.  From the date hereof until the Closing, except (i) as otherwise required or permitted by this Agreement, including any transaction expressly contemplated pursuant to the Pre-Closing Reorganization; (ii) as required by applicable Law; (iii) to comply with any COVID-19 Measures; (iv) as set forth in Section 5.01 of the Disclosure Schedule or (v) as consented to in writing by the Buyers, such consent not to be unreasonably withheld, delayed or conditioned, Sellers shall, and shall cause each Target Company to, (x) conduct the business of each Target Company in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact each Target Company’s current business organization, operations, and preserve the rights, Franchises, goodwill, and relationships of each Target Company’s Franchisees, prospects, employees, customers, lenders, suppliers, regulators, and others having relationships with each Target Company. Without limiting the foregoing, from the date hereof until the Closing Date, except (i) as otherwise required or permitted by this Agreement, including pursuant to the Pre-Closing Reorganization; (ii) as required by applicable Law or any Material Contract; (iii) to comply with any COVID-19 Measures; (iv) as set forth in Section 5.01 of the Disclosure Schedule or (v) as consented to in writing by the Buyers, such consent not to be unreasonably withheld, delayed or conditioned, Sellers shall cause each Target Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.09 to occur.

Section 5.02Access to Information

.

(a)From the date hereof until the Closing, Sellers shall, and shall cause each Target Company to, (i) afford the Buyers and its Representatives reasonable access to and the right to inspect, upon reasonable prior notice (but in any event not less than 24 hours in advance) and during ordinary business hours for Sellers, all of the properties, assets, premises, Books and Records, Contracts, and other documents and data related to the Target Companies; (ii) furnish the Buyers and its Representatives with such financial, operating, and other data and information related to the Target Companies as the Buyers or any of their Representatives may reasonably request; (iii) instruct the Representatives of Sellers and the Target Companies to reasonably cooperate with the Buyers in their investigation of the Target Companies; and (iv) execute such consents, authorizations and directions as may be necessary to enable the Buyers to obtain access to all files and records maintained by Governmental Authorities or other Persons in respect of the Target Companies, their properties or assets, the Purchased Shares and the Business. Any investigation pursuant to this Section 5.02(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Target Companies, and the Buyers and their Representatives shall not have access to the properties and assets of the Target Companies for purposes of conducting, and shall not be permitted to conduct, any subsurface investigations related to the environmental condition of any such property or asset.

(b)Notwithstanding Section 5.02(a), the Sellers shall not be obligated to, and shall not be obligated to cause the Target Companies to, (i) provide, or cause to be provided, such access or information to the extent that doing so would reasonably be expected to (A) violate applicable Law or COVID-19 Measures, (B) violate an obligation of confidentiality owing to a third party, or (C) reasonably jeopardize the protection of solicitor-client privilege in connection with the transactions contemplated by this Agreement, or (ii) disclose minutes of the deliberations of any Seller’s or Target Company’s board of directors (or any committee of any such board) in connection with the transactions contemplated by this Agreement, or the evaluation of possible alternatives to such transactions, or any materials provided to such boards of directors (or any such committee) in connection with such deliberations.

Section 5.03No Solicitation of Other Bids

.

(a)Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Target Companies) or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Target Companies) and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal, or offer from any Person (other than Buyers or any of their Affiliates) relating to the direct or indirect disposition, whether by sale, merger, amalgamation or otherwise, of all or any portion of the Target Companies’ properties or assets.

(b)In addition to the other obligations under this Section 5.03, Sellers shall, and shall cause each Target Company to, promptly (and in any event within three (3) Business

Days after receipt thereof by such Seller or its Representatives) advise Buyers orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

(c)Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyers and that money damages would not provide an adequate remedy to Buyers.

Section 5.04Notice of Certain Events.

(a)  From the date hereof until the Closing, Sellers shall, and shall cause each Target Company to, promptly notify Buyers in writing of any fact, circumstance, event or action the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or could reasonably be expected to become materially adverse to the ability of Sellers to consummate the transactions contemplated hereby on a timely basis or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied at or prior to the Outside Date.

(b)Buyers’ receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05Amendment to the Europe Franchise Agreement.

Prior to Closing, Buyers and Sellers shall cause that certain RE/MAX Master Franchise Agreement Europe, dated November 1, 1994, between RE/MAX International, Inc., now known as RE/MAX, LLC, and P&S 12/7/01, as successor to AMUR Limited, a British Virgin Islands corporation, as amended (the “Europe Franchise Agreement”), to be amended on substantially the same terms described in Exhibit K.

Section 5.06Resignations and Releases.

Sellers shall deliver to the Buyers valid written resignations and releases, effective as of the Closing, of the directors of each Target Company requested by Buyers at least two (2) Business Days prior to the Closing, in substantially the form attached as Exhibit E.

Section 5.07Confidentiality

.

(a)Notwithstanding the execution of this Agreement, the Parties acknowledge that (i) the Sellers and their Affiliates are deemed parties to the Confidentiality Agreement pursuant to that certain Letter of Intent dated February 18, 2021 between Sellers and the Guarantor, and (ii) the Confidentiality Agreement remains in full force and effect pursuant to its terms, except (i) to the extent reasonably necessary for either of the Parties to enforce any of its respective rights under this Agreement and (ii) to the extent that any information relating to this Agreement and the transactions contemplated by this Agreement and the Transaction Documents is required to be disclosed in any Target Company’s FDD. The Confidentiality Agreement is hereby terminated effective as of the Closing.

(b)From and after the Closing, Sellers shall, and shall cause their controlled Affiliates to, hold, and shall use best efforts to cause their respective Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Target Companies, including the existence, terms, and conditions of this Agreement and any Transaction Documents, except to the extent that such information (a) is generally available to and known by the public (including information that has been provided by RE/MAX Holdings, Inc. to the SEC pursuant to the requirements of the Exchange Act) other than as a result of a breach of this Section 5.07 by a Seller or any action of the Sellers’ Affiliates or the Sellers’ or their Affiliates’ respective Representatives that would, if taken by a Seller, constitute a breach of this Section 5.07; and (b) is lawfully acquired by Sellers, any of their Affiliates, or their respective Representatives from and after the Closing from sources which are not known by the acquiring party to be prohibited from disclosing such information by a legal, contractual, or fiduciary obligation.  From and after the Closing, if Sellers, any of their Affiliates, or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Person shall promptly notify Buyers in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Sellers acknowledge and agree that RE/MAX Holdings, Inc. may file the Agreement with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and New York Stock Exchange, and any such filing shall not violate this Section 5.07 or any other agreement between the parties hereto.

Section 5.08Governmental Approvals and Consents

.

(a)Each of the parties hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities, in each case that are or become necessary for the performance of such party’s obligations pursuant to this Agreement and the other Transaction Documents.  Each of the parties shall reasonably cooperate with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals.

(b)Sellers and Buyers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.03 of the Disclosure Schedules.

(c)Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which any Target Company is a party is not obtained prior to the Closing, Sellers shall, from and after the Closing until the date that is 90 days after the Closing Date, reasonably cooperate with Buyers and such Target Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained within such 90 day period, Sellers shall use their commercially reasonable efforts to provide such Target Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, such Target Company shall assume all obligations and burdens thereunder.

(e)The parties shall consult and cooperate with one another in communications with any Governmental Authority in connection with the transactions contemplated hereunder, including in respect of appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Without limiting the generality of the foregoing, the parties shall provide each other in advance drafts of any proposed communications to any Governmental Authority in connection with the transactions contemplated hereunder and shall promptly advise each other and provide each other copies of any communications received from any Governmental Authority in connection with the transactions contemplated hereunder (provided that confidential or competitively sensitive information shall be shared on an external counsel only basis). Each of the parties shall give notice to the other parties of any proposed meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder and provide the other parties or its counsel an opportunity to attend and participate in such meeting, discussion, appearance, or contact, unless such attendance is not permitted by the Governmental Authority.

Section 5.09Books and Records

.

(a)In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, after the Closing, Buyers shall:

(i)retain for a period of at least six (6) years after the Closing Date, or for any longer period as may be required by any Law or Governmental Order, the Books and Records relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Target Companies; and

(ii)upon reasonable notice, afford each Seller and its Representatives reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such Books and Records;

provided, however, that any Books and Records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyers after the Closing, or for any other reasonable purpose, following the Closing, Sellers shall:

(i)retain for a period of at least six (6) years after the Closing Date, or for any longer period as may be required by any Law or Governmental Order, the Books and Records (including personnel files) of Sellers that relate to the business and operations of the Target Companies for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Buyers’ Representatives reasonable access (including the right to make, at Buyers’ expense, photocopies), during normal business hours, to such Books and Records;

provided, however, that any Books and Records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)Neither Buyers nor Sellers shall be obligated to provide the other parties with access to any books or records (including personnel files) pursuant to this Section 5.08(e) where such access would violate any applicable Law.

Section 5.10Director and Officer Indemnification and Insurance Policies

.

(a)All rights of the individuals who, at any time on or prior to the Closing Date, were directors or officers of any of the Target Companies (collectively, the “D&O Indemnitees”) to indemnification (including the reimbursement of reasonable expenses) from and against any claims with respect to, and exculpation from any Losses with respect to, acts or omissions occurring on or prior to the Closing Date as provided in the respective organizational documents of any of the Target Companies as in effect on the date of this Agreement, and any indemnification agreements or arrangements of any of the Target Companies, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Subject to Section 5.10(d), the Buyers shall cause the Target Companies not to amend or otherwise modify any such rights, agreements or arrangements in any manner that would reasonably be expected to adversely affect the rights of the D&O Indemnitees.

(b)From and after the Closing Date, the Buyers shall not amend, repeal, or otherwise modify, or cause to be amended, repealed or otherwise modified, the organizational documents of each of the Target Companies in a manner that would materially adversely affect the rights of the D&O Indemnitees.

(c)Prior to Closing, Sellers shall or shall cause the Target Companies at Seller’s sole cost and expense to procure and maintain a director and officer tail liability insurance policy for at least six (6) years after the Closing Date (the “Post-Closing Insurance Policy”) for the benefit of the D&O Indemnitees. None of the Sellers nor the Buyers shall, nor shall either Sellers or Buyers cause the Target Companies to, cancel or change the Post-Closing Insurance Policy in any respect that would be adverse to the D&O Indemnitees.

(d)The provisions of this Section 5.10: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, and his or her heirs; (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise; and (iii) shall be held by the Sellers in trust for and on behalf of the D&O Indemnitees. The obligations of the Sellers and Buyers under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 5.10 applies without the consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

Section 5.11Closing Conditions

.  From the date hereof until the Closing, and subject to the other terms and conditions of this Agreement, each party hereto shall, and Sellers shall cause each Target Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions of the other parties set forth in Article VII hereof.

Section 5.12Public Announcements

.  Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), Sellers shall not make, and shall cause their Affiliates (including the Target Companies) not to make, any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyers (which consent shall not be unreasonably withheld or delayed) and Buyers, during the ninety (90) day period following the date hereof, shall not make, and shall cause their Affiliates not to make, any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed).  All parties agree to coordinate efforts with regard to a press release announcing the transaction shortly after the date hereof and such other press releases, external communications, and public disclosures required pursuant to the Exchange Act and/or the New York Stock Exchange.

Section 5.13No Continued Sales

.  From the date hereof until the Closing, and subject to the other terms and conditions of this Agreement, Sellers shall not cause or allow any Target Company to enter into or renew (i) any Franchise Agreements unless (A) such agreement is on the standard form contained in such Target Company’s most recent FDD, amended as necessary to reflect the transactions contemplated hereby and (B) such agreement does not grant or renew any new exclusive territories; or (ii) any Contract with any of a Target Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, other than another Target Company.

Section 5.14Further Assurances

.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.15Financing

.  Buyers shall use commercially reasonable efforts to cause the financing contemplated by the Commitment Letter, subject to the terms and conditions set forth therein, to be available at Closing; provided, however, that if funds in the amount set forth in the Commitment Letter become unavailable to Buyers on the terms and conditions set forth therein, and the portion of the financing that becomes unavailable is reasonably required to consummate the transactions contemplated by this Agreement and Buyers will not have funds on hand to pay such amount at Closing, Buyers shall use commercially reasonable efforts to obtain such funds to the extent available on terms and conditions no less favorable in the aggregate to Buyers than as set forth in the Commitment Letter (the “Alternate Financing”).  The term “Commitment Letter” as used in this Agreement shall be deemed to include any commitment letter with respect to an Alternate Financing.

Section 5.16Cooperation with Financing

.  Sellers shall, and shall cause the Target Companies and each of the respective Representatives of Sellers and the Target Companies to, use their commercially reasonable efforts to cooperate in connection with the arrangement of the Debt Financing or any Alternate Financing for the transactions contemplated by this Agreement as may be reasonably requested by Buyer including, but not limited to:

(a) as promptly as reasonably practicable following the request of Buyers, deliver to Buyers (i) the financial information with respect to the Target Companies specified in the Commitment Letter; (ii) all financial and related information relating to the Target Companies that is necessary to permit Buyers to prepare the information described in the Commitment Letter; and (iii) such other financial statements or other pertinent and customary information regarding the Target Companies as may be reasonably requested by Buyers or the Lenders to the extent that such financial statements or other information is of the type and form required or customarily included in a confidential information memorandum or bank presentation in respect of the financing contemplated by the Commitment Letter;

(b)participate in and cause the Purchased Companies’ management teams, with appropriate seniority and expertise, including senior officers, to participate in a reasonable and customary number of lender presentations, conference calls, drafting sessions, due diligence sessions, in connection with the Debt Financing on reasonable advance notice and at mutually agreeable times and places;

(c)assist with the preparation of appropriate and customary materials for lender presentations, bank information memoranda, and other marketing documents reasonably requested or customarily provided in connection with the Debt Financing;

(d)execute and deliver customary authorization letters for the Debt Financing authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);

(e)furnish no later than four (4) Business Days prior to the Closing all documentation and other information that is reasonably requested by Buyers that is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Target Companies;

(f)facilitate the pledging of collateral and granting of security interests in connection with the Debt Financing effective no earlier than, and subject to the occurrence of, the Closing;

(g)cause the taking of any corporate, limited liability company, or partnership actions, as applicable, by the Target Companies reasonably necessary to permit the completion of such Debt Financing, in each case effective no earlier than, and subject to the occurrence of, the Closing; and

(h)assist Buyers in obtaining customary payoff letters, lien terminations, and instruments of discharge to be delivered at Closing to allow for the payoff, discharge, and termination in full on the Closing Date of any indebtedness for borrowed money, bonds, debenture notes, or other similar instruments of the Target Companies.

Section 5.17R&W Insurance

.  Concurrently with the execution of this Agreement, the Buyers shall obtain and bind the R&W Insurance Policy. The Buyers shall use commercially reasonable efforts to meet or cause to be met all conditions to the issuance of the final, executed R&W Insurance Policy in accordance with the terms of the R&W Insurance Policy. The R&W Insurance Policy shall provide that the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Sellers (other than in the event of Fraud by either Seller). Except as set forth in the immediately preceding sentence the insurer under the R&W Insurance Policy, and the Sellers shall have no liability to the insurer under the conditional binder or the R&W Insurance Policy.  In addition, the R&W Insurance Policy shall have a “retention amount” equal to $1,880,000 for the first 12 months following Closing and $940,000 thereafter, shall have a term of three(3) years after Closing for general representations and a term of six (6) years after Closing for fundamental representations, and shall have a policy coverage amount of $23,500,000.  Buyers shall make a claim against the R&W Insurance Policy in respect of any indemnifiable Losses to which the Buyers are entitled to recovery under such R&W Insurance Policy prior to seeking recovery from the Indemnification Escrow Fund or the Special Indemnification Escrow Fund pursuant to the terms of Article VIII. The Buyers shall not modify the foregoing limitations on subrogation in the R&W Insurance Policy, and shall not otherwise modify the R&W Insurance Policy, in any a manner that would reasonably be expected to be adverse to any Seller without the prior written consent of the Sellers.

Section 5.18Pre-Closing Reorganizations

.  Prior to effecting the Vendor Pre-Closing Reorganization (or any step contemplated thereby), the Sellers shall prepare and give the Buyers reasonable opportunity to review and comment on any documentation relating to the Vendor Pre-Closing Reorganization (or the applicable step). The Sellers shall consider in good faith any comments made by the Buyers pursuant to the preceding sentence but, for the avoidance of doubt, the Sellers shall not be required to incorporate any such comments in such documentation. The Sellers shall, and shall cause the Target Companies to, (i) perform the Pre-Closing Reorganizations prior to the Closing and (ii) provide to the Buyers with copies of any executed agreements, instruments, certificates and other documents signed or delivered in connection therewith as the

Buyers may reasonably request. Prior to effecting the Buyer Requested Pre-Closing Reorganization (or any step contemplated thereby), the Sellers shall prepare and give the Buyers sufficient opportunity to review and comment on any documentation relating to the Buyer Requested Pre-Closing Reorganization (or the applicable step). The Sellers shall consider in good faith any comments made by the Buyers pursuant to the preceding sentence but, for the avoidance of doubt, the Sellers shall not be required to incorporate any such comments in such documentation. Sellers shall cause Integra to purchase and pay adequate consideration for all of the AS/GAR Equity Interests so that such AS/GAR Equity Interests will be owned of record and beneficially solely by Integra (or one or more Target Companies) as of the Closing, free and clear of all Encumbrances, in each case, as contemplated on Exhibit F. The Buyers and the Guarantor shall, and shall cause their respective Affiliates to, cooperate with the Sellers in the effecting of, and grant such consents as may be required in connection with, the Pre-Closing Reorganizations, including in connection with the assignment of the European Master Franchise Rights to PMSCS.

Section 5.19Release

.

(a)Effective as of the time of Closing, each Seller unconditionally, irrevocably and forever releases and discharges the Target Companies, each of the successors and assigns of the Target Companies, and all present or former directors, officers, employees or agents of the Target Companies (collectively, the “Company Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims that such Seller ever had, now has or ever may have or claim to have against any of the Company Released Parties in their capacity as such, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the time of Closing; provided, that this release does not extend to any claim: (i) to enforce the terms or any breach of this Agreement or any Transaction Document or (ii) against any Company Released Party due to such Company Released Party’s (A) violation of a criminal law; or (B) fraud, intentional misrepresentation or willful misconduct.

(b)Effective as of the Closing, each Buyer, on its own behalf and on behalf of the Target Companies, unconditionally and irrevocably and forever releases and discharges each of the Sellers (solely in its capacity as a shareholder of the Purchased Companies), the Sellers’ respective successors and assigns, and all present or former directors, officers, employees or agents of the Sellers (collectively, the “Seller Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims that such Buyer or any of the Target Companies ever had, now has or ever may have or claim to have against any of the Seller Released Parties in their capacity as such, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing solely related to the Sellers as shareholders of either Purchased Company arising prior to the Closing; provided, that this release does not extend to any Action: (i) to enforce the terms or any breach of this Agreement or any Transaction Document, or (ii) against any Seller Released Party due to such Seller Released Party’s (A) violation of a criminal law; or (B) fraud, intentional misrepresentation or willful misconduct.

Section 5.20Disclosed Personal Information

(a)The parties confirm that the Personal Information disclosed in connection with this Agreement (the “Disclosed Personal Information”) is necessary for the purposes of determining if the Buyers shall proceed with the transactions contemplated by this Agreement.

Neither the Sellers nor the Buyers may use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. Each of the parties agrees that it shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information. If the transactions contemplated by this Agreement do not proceed, the receiving party shall return to the disclosing party or, at the disclosing party’s request, securely destroy the Disclosed Personal Information within a reasonable period of time.

(b)Following the consummation of the transactions contemplated by this Agreement, the parties (i) shall not use or disclose the Disclosed Personal Information for any purposes other than the carrying on of the business (with use or disclosure of the Disclosed Personal Information being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable laws; (ii) shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information.

Section 5.21401(k) Plans

.  From the date hereof until the Closing, and subject to the other terms and conditions of this Agreement, Sellers shall take all actions necessary to terminate any Benefit Plan that is sponsored by any Seller and that is intended to be a tax qualified cash or deferred arrangement under Sections 401(a) and 401(k) of the Code (“401(k) Plans”), including: (A) adoption of a resolution, in a form that is reasonably acceptable to Buyers, terminating each such plan contingent upon Closing with a termination date that is at least one day prior to the Closing Date, (B) fully vesting the accounts of affected participants, (C) making all applicable contributions to the 401(k) Plans, including any applicable matching contributions, as of the termination date, (D) notification of applicable third party vendors, and (E) the taking of all other actions reasonably requested by Buyer in connection with  the termination of each 401(k) Plan.

Section 5.22Seller-Retained Employees

.  Prior to the Closing, the applicable Target Company(s) shall transfer the employment of any Seller-Retained Employee that it employs to one of the Sellers or to an Affiliate of one of the Sellers (other than a Target Company) in a way that does not incur severance liability to the applicable Target Company(s).

Section 5.23Salesforce Contract and DATA/MAX

.  Sellers shall use their commercially reasonable efforts to seek consent to assignment of, and assign, the Salesforce Contract from RE/MAX Ontario to PMSCS at or prior to Closing. Guarantor and Buyers shall reasonably cooperate, and shall cause the Target Companies to reasonably cooperate, with Sellers regarding such assignment, and upon completion of such assignment, the parties shall cause RE/MAX Ontario to transfer all rights, title and interest in DATA/MAX to PMSCS for nominal consideration.  For purposes of this Agreement, “DATA/MAX” is defined as the in-development membership and billing software, including all source code related thereto, that is built on the Salesforce platform as disclosed in Section 3.14(b) of the Disclosure Schedules. Sellers shall cause PMSCS to allow Guarantor, Buyers, and the Target Companies, a 180-day period from and after the Closing Date to take actions to transition matters related to the Target Companies’ use of the Salesforce Contract.

Section 5.24Payments from Affiliates

.  From the date hereof until the Closing, Sellers will use their best efforts to cause all Accounts Receivable owed from any Target Company’s Affiliates (other than another Target Company), directors, employees, officers or stockholders and any of their respective Affiliates to be paid to such Target Company. If any such Accounts Receivable (i) are not paid to the applicable Target Company prior to Closing but (ii) are paid to the applicable Target Company after the Closing, then Buyers shall cause such Target Company to pay to Sellers an amount equal to such Accounts Receivable paid after the Closing.

Section 5.25Sale of 11099183 Canada Inc.

.  Prior to the Closing, Sellers shall cause all of the issued and outstanding equity interests of 11099183 Canada Inc., a Canadian corporation (the “Numberco”), to be sold, assigned, transferred, conveyed and delivered to RE/MAX Ontario, free and clear of all Encumbrances.

Section 5.26Repayment of CEBA Loan

.  In connection with the repayment of that certain loan to RE/MAX Promotions Canada pursuant to that certain TD Canada Trust CEBA Loan Agreement, dated April 17, 2020 between RE/MAX Promotions Canada and The Toronto-Dominion Bank, as amended from time to time (the “CEBA Loan”), prior to the Closing, Sellers shall cause RE/MAX Promotions Canada to use its commercially reasonable efforts to pursue forgiveness of the amounts of the CEBA Loan that have not been repaid.

Section 5.27Termination of Consulting Agreements

.  Prior to the Closing, Sellers shall cause the following Contracts to be terminated: (i) that certain consulting agreement dated November 1, 2019 between RE/MAX Ontario and RE/MAX Professionals Inc., and (ii) that certain consulting agreement dated January 17, 2020 between RE/MAX Ontario and Island Tryst Holdings Corporation.

Section 5.28TD Banking Arrangements

.  Prior to the Closing, Sellers and Buyers shall use their commercially reasonable efforts to either (i) cause that certain General Security Agreement dated March 10, 2015 between RE/MAX Ontario and The Toronto-Dominion Bank to be amended to allow for the security interest under the Guarantor’s existing credit facility to cover the assets of the Target Companies post-Closing or (ii) cooperate to transition such services provided by The Toronto-Dominion Bank to another bank or service provider.

Section 5.29Use of Integra Name

.  Buyers and the Guarantor acknowledge that the Target Companies do not own any rights to use the name “Integra” as a trade name, corporate name or trademark outside of Canada and the United States.

Article VI
Tax matters

Section 6.01Tax Covenants

.

(a)Except to the extent required by Law, Buyers shall not (and shall cause the Target Companies to not) without the prior written consent of Sellers, which consent will not be unreasonably withheld, conditioned, or delayed, (i) amend or otherwise modify a Tax Return of any Target Company for a Pre-Closing Tax Period (including, for greater certainty, any amendment or modification of the 111(4)(e) Amount), (ii) extend or waive, or cause to be extended or waived, the applicable statute of limitations (or other period for the assessment of any Tax) with respect to a Tax or Tax Return of or including any Target Company for a Pre-Closing Tax Period, (iii) file any ruling or request with any Governmental Authority that relates to Taxes or Tax Returns of or including any Target Company for a Pre-Closing Tax Period, (iv) voluntarily approach any Governmental Authority regarding any Tax or Tax Returns of or including any Target Company for any Pre-Closing Tax Return, or (v) make, change or rescind any Tax election or accounting method that has effect with respect to any Target Company for a Pre-Closing Tax Period, in each case, if taking such action contemplated in (i) through (v) would reasonably be expected to have the effect of increasing the Tax Liability or reducing any Tax asset of a Seller or any Target Company in respect of any Pre-Closing Tax Period. If RE/MAX Ontario is or would be liable to pay any Tax under Part III of the ITA with respect to any dividends that it has paid or been deemed to have paid prior to Closing, the Sellers agree that they shall, in accordance with subsection 184(4) of the ITA, elect pursuant to subsection 184(3) of the ITA and the Sellers shall take all steps reasonably requested by RE/MAX Ontario and/or the Buyers to evidence such election.

(b)Without the prior written consent of Buyers, which consent will not be unreasonably withheld, conditioned, or delayed, Sellers (and, prior to the Closing, the Target Companies, their respective Affiliates, and their respective Representatives) shall not amend any Tax Return or take any position on any Tax Return, settle any audit or other Tax dispute, take any action, or enter into any other transaction that would reasonably be expected to have the effect of increasing the Tax liability of any Target Company in respect of any Post-Closing Tax Period.

(c)All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by Buyers and 50% by Sellers when due. Buyers shall have the sole responsibility of timely filing all Tax Returns with respect to any such transfer Taxes.  The parties shall cooperate in good faith to minimize or eliminate the amount of any such transfer Taxes.

(d)Buyers shall pay or cause to be paid within the prescribed time and to the applicable Governmental Authority, on behalf of RE/MAX Ontario, the 111(4)(e) Tax Liability.

(e)Sellers shall prepare (at Sellers’ sole cost and expense), or cause to be prepared, all income Tax Returns required to be filed by each Target Company after the Closing Date with respect to any Pre-Closing Tax Period (other than Straddle Periods, which are governed by Section 6.01(g)) (each, a “Pre-Closing Tax Return”). Subject to the provisions of this Agreement, Buyers shall timely pay (or cause to be timely paid) all Taxes reflected as due on the Pre-Closing Tax Return, and Sellers, severally and not jointly, and in equal proportions, shall reimburse Buyers for any such Taxes so paid other than (i) the 111(4)(e) Tax Liability, and (ii) the amount of any Taxes which were included in the calculation of Closing Working Capital, Closing Indebtedness or otherwise included in the calculation of or as an adjustment to the Purchase Price in Section 2.05 (the “Seller Pre-Closing Taxes”). Any such Pre-Closing Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law or with the consent of Buyers, such consent not to be unreasonably withheld, conditioned, or delayed). Any

Pre-Closing Tax Return shall be submitted by Sellers to Buyers (together with schedules, statements, and, to the extent requested by Buyers, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Buyers object to any item on any such Pre-Closing Tax Return, it shall, within 15 days after delivery of such Tax Return, notify Sellers in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyers and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyers and Sellers are unable to reach such agreement, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. If the Independent Accountant is unable to resolve any disputed items before the due date for such Pre-Closing Tax Return, the Pre-Closing Tax Return shall be filed as prepared by Sellers and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne 50% by Buyers and 50% by Sellers.  The Sellers shall pay to the Buyers any amount of Seller Pre-Closing Taxes that are reflected as due on the Pre-Closing Tax Return that are not in dispute no later than five (5) Business Days prior to the due date of such Pre-Closing Tax Return and the portion of such Taxes that are in dispute no later than five (5) Business Days following the resolution of the final amount of such Taxes in accordance with this Section 6.01(d). The preparation and filing of any Tax Return of any Target Company that does not relate to a Pre-Closing Tax Period shall be governed exclusively by Section 6.01(g).

(f)Subject to Section 6.01(e), the parties further agree that the Tax Return that is filed for the taxable period of RE/MAX Ontario that ends on or immediately prior to the Closing Date will include a designation pursuant to paragraph 111(4)(e) of the ITA to deem a disposition of certain of its properties for aggregate proceeds of disposition equal to the 111(4)(e) Amount (which shall be determined by mutual agreement between the Sellers and the Buyers), and in accordance with Exhibit G. Prior to filing any such Tax Return with the relevant authorities, the Sellers shall consult and co-operate with respect to any comments proposed by Buyers on any such Tax Return as they relate to the Buyer Requested Pre-Closing Reorganization. None of the Target Companies shall make an election pursuant to subsection 256(9) of the ITA in respect of its taxation year ending as a consequence of the acquisition of control of it by Buyers or an election under paragraph 111(4)(e) of the ITA, except as noted above.

(g)Buyers shall prepare (at Buyers’ sole cost and expense), or cause to be prepared, all Tax Returns required to be filed by each Target Company other than Pre-Closing Tax Returns (each, a “Buyer Tax Return”).  Any Buyer Tax Return for a Straddle Period shall be prepared in a manner consistent with past practice (unless otherwise required by Law or with the consent of the Sellers, such consent not to be unreasonably withheld, conditioned, or delayed). For any Buyer Tax Return which includes a Straddle Period, Sellers shall pay to the Buyers the amount of Taxes other than any Taxes which were included in the calculation of Closing Working Capital, Closing Indebtedness or otherwise included in the calculation of or as an adjustment to the Purchase Price in Section 2.05 and that are reflected as due on the Buyer Tax Return which are attributable to the portion of the Straddle Period prior to the Closing Date.  If the Sellers may be liable under this Agreement for any portion of the Tax payable in connection with any Buyer Tax Return, Buyer shall submit such Buyer Tax Return to Sellers (together with schedules, statements, and, to the extent requested by Sellers, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If any Seller objects to any item on any such Buyer

Tax Return, such Seller shall, within 15 days after delivery of such Tax Return, notify Buyers in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyers and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyers and Sellers are unable to reach such agreement, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. If the Independent Accountant is unable to resolve any disputed items before the due date for such Buyer Tax Return, the Buyer Tax Return shall be filed as prepared by Buyers and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne 50% by Buyers and 50% by Sellers. In the event the Sellers are liable under this Section 6.01(g) for any Taxes with respect to a Buyer Tax Return filed pursuant to this Section 6.01(g), the Sellers shall pay to the Buyer the amount of any Taxes that were not reflected as an adjustment to the Purchase Price in Section 2.05 that are not in dispute no later than five (5) Business Days prior to the due date of such Buyer Tax Returns and the portion of such Taxes that are in dispute no later than five (5) Business Days following the resolution of the final amount of such Taxes in accordance with this Section 6.01(g).

(h)Sellers and Buyers agree that the entire Purchase Price is consideration for the Purchased Shares and that no part of the Purchase Price relates to a restrictive covenant for purposes of the ITA (or any other Tax Law) including any of the covenants contained in this Agreement which are intended to maintain or preserve the fair market value of the Purchased Shares to the Buyers. Sellers and Buyers intend that subsection 56.4(7) of the ITA and any equivalent provision of the Tax legislation of any province or other jurisdiction apply with respect to the sale of the Purchased Shares pursuant to this Agreement.

Section 6.02Termination of Existing Tax Sharing Agreements

.  Any and all existing Tax sharing agreements (whether written or not) binding upon any Target Company shall be terminated as of the Closing Date. After such date none of the Target Companies, Sellers, nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03Tax Indemnification

.  Except to the extent of any Losses attributable to (i) Taxes which were included in the calculation of Closing Working Capital, Closing Indebtedness, or included in the calculation or otherwise as an adjustment to the Purchase Price in Section 2.05, (ii) the 111(4)(e) Tax Liability, or (iii) the Buyer Requested Pre-Closing Reorganization, Sellers shall, severally and not jointly, and in equal proportions, indemnify the Buyer Indemnitees and hold them harmless from and against  any Loss attributable, without duplication, to (a) any breach of or inaccuracy in any representation or warranty made in Section 3.25; (b) the Schedule 6.03 Matter; (c) any other Taxes of the Target Companies or relating to the business of the Target Companies for a Pre-Closing Tax Period (with the portion of any Straddle Period treated as a Pre-Closing Tax Period determined in accordance with Section 6.04) excluding, in each case, (x) Taxes related to or arising out of the Schedule 6.03 Matter, and (y) any Taxes attributable to transactions occurring on the Closing Date and after the Closing that are outside the ordinary course of business; (d) any other Taxes of any Seller or any member of an affiliated, consolidated, combined, or unitary group of which any Target Company (or any predecessor of any Target Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local, or non-U.S. Law; and (e) the Vendor

Pre-Closing Reorganization (collectively, “Indemnified Taxes”). Sellers shall indemnify Buyers for any Indemnified Taxes in accordance with Section 6.08 within ten (10) Business Days after written notice to the Sellers of payment of such Indemnified Taxes by Buyers or any Target Company in accordance with the provisions of Section 6.05 hereof.  Such written notice shall contain factual information describing the Loss and the payment thereof, and shall include any notice, invoice, or other document received from any Governmental Authority or any other Person in respect of such Loss and payment thereof.

Section 6.04Straddle Period

.  In the case of Taxes that are payable with respect to a taxable period that includes, but does not end on, the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as attributable to a Pre-Closing Tax Period for purposes of this Agreement shall be:

(a)in the case of Taxes (i) based upon, or related to, income, sales, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05Contests

.

(a)Buyers agree to give written notice to Sellers of the receipt of any written notice by any Target Company, Buyers, or any of Buyers’ Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyers pursuant to this Article VI (a “Tax Claim”); provided that failure to comply with this provision shall not affect Buyers’ right to indemnification hereunder, except to the extent that Sellers are actually prejudiced thereby. Sellers and Buyers shall use commercially reasonable efforts to cooperate with each other in connection with the contest or resolution of any Tax Claim, including making available (subject to the provisions of Section 5.07) records relating to any Tax Claim and furnishing, as promptly as practicable, information reasonably requested for the preparation, prosecution, defense, or conduct of any Tax Claim.

(b)After the Closing Date, Buyers shall control the contest and resolution of any Tax Claim pursuant to Section 6.03(a) at Buyers’ sole expense; provided, however, that Buyers shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement, compromise or other resolution of a Tax Claim or ceasing to defend a Tax Claim; and, provided further, that Sellers shall be entitled to participate in, but not control, the defense of such claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

(c)In the case of a Tax Claim pursuant to Section 6.03(c), (d), or (e) Sellers shall have the right, but not obligation, to exclusively control the contest and resolution of such

Tax Claim at Sellers’ sole expense, including entering into any settlement, compromise, or other resolution of such Tax Claim or ceasing to defend such Tax Claim; provided, however that Sellers shall obtain the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise or other resolution of a Tax Claim. Sellers shall use good faith efforts to keep Buyers reasonably informed regarding the status of any Tax Claim contemplated in this Section 6.05(c), but Buyers shall not be entitled to participate in such Tax Claim.

(d)In the case of a Tax Claim pursuant to Section 6.03(b), Sellers shall have the right, but not obligation, to exclusively control the contest and resolution of such Tax Claim; provided, however that Sellers shall obtain the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise or other resolution of a Tax Claim; provided further, that, Buyers shall be entitled to participate in, but not control, the defense of such claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyers.

Section 6.06Cooperation and Exchange of Information

.  Sellers and Buyers shall provide each other with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any Tax Claim, audit or other proceeding in respect of Taxes of any Target Company, in each case subject to the terms of this Agreement. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities. Each of the Sellers and Buyers shall retain all Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of the Target Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of the Target Companies for any taxable period beginning before the Closing Date, Sellers or Buyers (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.07Tax Treatment of Indemnification Payments

.  Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08Payments to Buyers

. Any amounts payable by Sellers to Buyers pursuant to Section 6.03 shall be subject to Section 8.07, Section 8.08 and Section 8.09 of this Agreement. In the case of any indemnification pursuant to Section 6.03(a), any applicable Buyer Indemnitee shall seek payment for any Losses exclusively: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from the R&W Insurance Policy.  In the case of any indemnification pursuant to Section 6.03(b), (c), (d), and (e) any applicable Buyer Indemnitee shall seek payment for any Losses exclusively: (i) from the Indemnification Escrow Fund; (ii) to the extent such Losses cumulatively exceed the amounts available to the Buyer Indemnitee in the Indemnification

Escrow Fund, from the R&W Insurance Policy, unless it would be clear to a reasonable person that recovery would not be available under the R&W Insurance Policy for any such Losses; and (iii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund and are not covered by the R&W Insurance Policy for any reason (including the coverage limit being exceeded and coverage being denied), from Sellers, severally and not jointly, and in equal proportions.

Section 6.09Survival

. Notwithstanding anything in this Agreement to the contrary, (i) the provisions of Section 3.25 and the obligation of the Sellers to provide indemnification pursuant to Section 6.03(a) shall survive Closing and expire on the date that is 12 months after the Closing Date, and (ii) the obligation of the Sellers to provide indemnification pursuant to Section 6.03(b), (c), (d), and (e) shall survive Closing and expire on the date that is 60 days after the expiration of the applicable statute of limitations.

Section 6.10Overlap

.  To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.11Tax Refunds

.  Any refund of Tax received in cash (or credit elected in lieu thereof actually realized) by Buyer or its Affiliates (including Target Companies) that is attributable to a Pre-Closing Tax Period (other than any Tax refund (or credit elected in lieu thereof) attributable to a loss in a Post-Closing Tax Period that is applied (e.g., as a carryback) to income in a Pre-Closing Tax Period) (a “Tax Refund”) shall be applied to reduce the amount of any Indemnified Taxes and shall constitute a payment by the Sellers to the Buyers of Indemnified Taxes for the purposes of Section 6.03.

Section 6.12Tax Year

.  Sellers and Buyers intend that the transactions contemplated by this Agreement are structured in a manner that causes the Tax year of the Target Companies that are U.S. corporations to end on and include the Closing Date for U.S. federal income tax purposes and, to the extent applicable, state income tax purposes (and the Buyers shall take such commercially reasonable steps that are reasonably necessary and permitted by applicable Law to effectuate this result, including by including the U.S. Target Companies in its affiliated group for U.S. federal income tax purposes and state income tax purposes, if applicable).

Section 6.13Intermediary Transaction.

Buyers have no plan or intention to take any action with respect to the Target Companies subsequent to the Closing that would cause the transactions contemplated herein to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 6.14No Section 338 or 336 Elections.

Neither the Buyers nor any of their Affiliates shall make any election under Section 338 of the Code (or any similar provision under state, local, or non-U.S. Tax Law) with respect to the acquisition of P&S Holdings, provided, however that Buyers and/or its Affiliates may make a Section 338(g) election with respect to RE/MAX Ontario and its subsidiaries.

Section 6.15Transaction Tax Deductions.

The parties agree that, to the maximum extent allowed under applicable Tax Law, all Transaction Tax Deductions (and any other Target Company items that are economically borne by Seller) shall be allocated to the Tax period (or portion thereof) that ends on the Closing Date; provided, that, in connection with the foregoing, the Seller shall be permitted to cause the Target Companies to make an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based fees that were economically borne or paid by or on behalf of the Target Companies as deductible in the Taxable period (or portion thereof) of the Target Companies that ends on the Closing Date.

Section 6.16Revised Partnership Audit Rules.

For tax years of RE/MAX Indiana subject to the Revised Partnership Audit Rules, Sellers shall use commercially reasonable efforts to (a) cause RE/MAX Indiana to elect out of the Revised Partnership Audit Rules pursuant to Section 6221(b) of the Code to the fullest extent allowed by Law, or (b) cause RE/MAX Indiana to make one or more elections under Section 6226 and/or Section 6225(c) of the Code, in each case sufficient so that Buyers will not be liable for any “imputed underpayment” within the meaning of Section 6225 of the Code for any Pre-Closing Tax Period.

Article VII
Conditions to Closing

Section 7.01Conditions to Obligations of All Parties

.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)The filings of Buyers and Sellers pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of, making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02Conditions to Obligations of Buyers

.  The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the Fundamental Representations, the representations and warranties of Sellers contained in Article III of this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 7.02(a) any materiality or Material Adverse Effect qualification contained in any such representation or warranty) as of the Closing Date with the same effect as though made at and as of such date, except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, including the Pre-Closing Reorganization (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure to be so true and correct in all respects, individually or in the aggregate, has not and would not reasonably expected to result in a Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

(c)From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)Sellers shall have delivered to Buyers evidence reasonably satisfactory to Buyers that all of the AS/GAR Equity Interests will be owned of record and beneficially solely by Integra as of Closing, free and clear of all Encumbrances .

(e)Sellers shall have delivered to Buyers duly executed counterparts to the Transaction Documents (other than this Agreement).

(f)Buyers shall have received a certificate from each Seller, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) has been satisfied (the “Seller Closing Certificates”).

(g)The Pre-Closing Reorganization shall have been completed.

(h)Each of Frank Polzler and Walter Schneider shall have executed and delivered to Sellers a Guarantee Agreement guaranteeing the Sellers’ indemnification obligations in respect of the Schedule 6.03 Matter, substantially in the form attached hereto as Exhibit I.

(i)Sellers shall have filed all Tax Returns of each of (A) RE/MAX Ontario, P&S Holdings, P&S Enterprises and RE/MAX Indiana related to the fiscal year ended October 31, 2020, (B) RE/MAX Promotions, RE/MAX New England Promotions, and RE/MAX Indiana Promotions related to the fiscal year ended December 31, 2020 and (C) RE/MAX Promotions Canada related to the fiscal year ended April 30, 2021 and related to the net operating loss carryback, in each case regardless of whether the due date for such Tax Return is after the Closing Date.

Section 7.03Conditions to Obligations of Sellers

.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Buyers contained in Section 4.01, Section 4.02 and Section 4.07, the representations and warranties of Buyers contained in Article IV of this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 7.03(a) any materiality qualification contained in any such representation or warranty) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure to be so true and correct in all respects, individually or in the aggregate, has not and would not reasonably be expected to have a material adverse effect on the Buyers or their ability to consummate the transactions contemplated by this Agreement. The representations and warranties of Buyers contained in Section 4.01, Section 4.02 and Section 4.07. shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Buyers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, Buyers shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

(c)Buyers shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement).

(d)Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificates”).

Section 7.04Waiver; Effect of Closing on Conditions

.  Any condition specified in Section 7.02 may be waived in writing by Buyers at or prior to Closing, and any condition specified in Section 7.03 may be waived in writing by Sellers at or prior to Closing. Notwithstanding anything to the contrary in Section 10.09, consummation of the transactions contemplated by this Agreement without fulfillment of any condition shall also be deemed as waiver of any such condition(s) with respect to the party for whose benefit such condition is set forth herein, provided, however, that such waiver of such condition shall be a waiver only related to this Article VII hereof and shall not affect any other obligation under this Agreement, including any obligation under Article VIII hereof.

Article VIII
Indemnification

Section 8.01Survival

.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than the representations and warranties in Section 3.25 (Taxes), the survival of which is governed exclusively under Section 6.09 hereof) shall survive the Closing and shall remain in full force and effect until the date that is 12 months after the Closing Date; provided, however, that the representations and warranties in Section 3.01 (Organization and Authority of Sellers), clause (a) of Section 3.02 (Organization, Authority, and Qualification of the Target Companies), Section 3.03 (Capitalization of the Target Companies), and Section 3.28 (Brokers) (which representations and warranties are collectively referred to as the “Fundamental Representations”), Section 4.01 (Organization of Buyer), Section 4.02 (Authority of Buyer) and Section 4.07 (Brokers), shall survive until the date that is five (5) years after the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms, plus sixty (60) days. The indemnification obligations in Section 8.02(c) shall survive until the date that is four years after the Closing Date and the indemnification obligations in Section 8.02(d) shall survive until the date that is five years after the Closing Date. Notwithstanding the foregoing, with the exception of any claims made pursuant to Section 8.02(c), any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party and the Escrow Agent (if required pursuant to the Escrow Agreement) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02Indemnification by Sellers

.  Subject to the other terms and conditions of this Article VIII, from and after the Closing, Sellers shall, severally and not jointly, and in equal proportions, indemnify and defend each of the Buyers and its Affiliates (including the Target Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (other than any Losses in respect of Taxes which shall be addressed exclusively under Section 6.03 hereof) incurred or sustained by, or imposed upon, any of the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.25, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI);

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in or referenced in Article VI, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to Article VI);

(c)the Escrowed Special Indemnities; or

(d)the COVID-19 Subsidies Indemnity.

Section 8.03Indemnification by Buyers

.  Subject to the other terms and conditions of this Article VIII, from and after the Closing, Buyers shall, jointly and severally, indemnify and defend the Sellers, the Principal Stockholders, their respective Affiliates, and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of either Buyer contained in this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by either Buyer pursuant to this Agreement (including, for the avoidance of doubt, under Article VI);

(c)the Buyer Requested Pre-Closing Reorganization (including, any Taxes paid or payable by any Seller Indemnitee in respect of the Buyer Requested Pre-Closing Reorganization but not including fees incurred in preparation of the Buyer Requested Pre-Closing Reorganization or filing fees), and in the case of a Principal Stockholder, such Principal Stockholder shall be considered to have incurred or sustained a Loss for purposes of this Section 8.03(c) to the extent, if any, that (i) the amount of proceeds received by such Principal Stockholder and derived from the payment of the Purchase Price under this Agreement, net of all Taxes and any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) (the “Net Proceeds”), is less than (ii) the Net Proceeds which would have been received by such Principal Stockholder had the Buyer Requested Pre-Closing Reorganization not occurred; or

(d)Any Taxes paid or payable by Sellers or any of their direct or indirect owners that would not have been payable but for any election made by Buyers in respect of RE/MAX Ontario or its subsidiaries pursuant to Section 338 of the Code (or any corresponding provision of applicable state or local Tax law).

Section 8.04Indemnification Procedures

.  The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is either of the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim if (v) the Third Party Claim is related to or connected with any Franchise or Franchisee of any Target Company, (w) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (x) the assumption of defense of a Third Party Claim by the Indemnifying Party is reasonably likely to cause a Buyer Indemnitee to lose coverage under the R&W Insurance Policy, (y) a Buyer Indemnitee or the insurer is required to assume the defense of such Third Party Claim pursuant to the R&W Insurance Policy, or (z) the Third Party Claim involves an Action related to or connected with any of the Escrowed Special Indemnities. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The reasonable fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Target Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Tax Claims.  If there is any conflict or inconsistency between any provision contained in this Article VIII and any provision contained in Article VI, with respect to the control of any claim, assertion, event, or proceeding in respect of Taxes of the Target Companies (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.25 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article VI) the provisions contained in Article VI shall prevail to the extent of such conflict or inconsistency.

(e)Cooperation.  Each Indemnified Party that may be entitled to indemnification hereunder hereby agrees that, upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to any Losses, it shall take commercially reasonable actions in order to mitigate and attempt to reduce the amount of such Losses. Any costs or expenses associated with taking such actions shall be included as Losses hereunder, other than any costs or expenses associated with making a claim or recovering under the R&W Insurance Policy which shall not be included as Losses hereunder.

Section 8.05Payments; Indemnification Escrow Fund; R&W Insurance Policy

.

(a)Subject to Section 8.05(b), Section 8.05(c), and Section 8.05(d) once a Loss is agreed to by the Sellers, as Indemnifying Parties, or finally adjudicated to be payable pursuant to this Article VIII, the Sellers and the Buyers shall instruct the Escrow Agent to release to the Buyers (or as the Buyers may direct in accordance with the Escrow Agreement) from the Indemnification Escrow Fund the amount of such Loss to satisfy the Sellers’ obligations thereunder.  To the extent that funds in the Indemnification Escrow Fund are insufficient to pay all or any part of such Loss, the Buyers may, subject to the limitations contained in this Article

VIII, seek payment for such Loss as provided for in Section 8.05(b), Section 8.05(c) and Section 8.05(d).

(b)The Buyers shall seek payment for any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(a), subject to Section 8.07, as follows: (i) from the Indemnification Escrow Fund; (ii) to the extent such Losses cumulatively exceed the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from the R&W Insurance Policy; and (iii) if and only to the extent that such Losses arise from (x) the violation of, non-fulfillment of, non-compliance with, or any breach of, any representation or warranty contained in the Fundamental Representations or (y) Fraud of a Seller, to the extent such Losses exceed the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund and are not covered by the R&W Insurance Policy for any reason (including the coverage limit being exceeded and coverage being denied), from Sellers, severally and not jointly, and in equal proportions.

(c)The Buyers shall seek payment for any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(b) and Section 8.02(d) as follows: (i) from the Indemnification Escrow Fund; (ii) to the extent such Losses cumulatively exceed the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from the R&W Insurance Policy, unless it would be clear to a reasonable person that recovery would not be available under the R&W Insurance Policy for any such Losses; and (iii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund and are not covered by the R&W Insurance Policy for any reason (including the coverage limit being exceeded and coverage being denied), from Sellers, severally and not jointly, and in equal proportions.

(d)The Buyers shall seek payment for any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(c) solely from the Special Indemnification Escrow Fund.

Section 8.06Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07Certain Limitations

.

(a)Notwithstanding anything in this Agreement to the contrary, (i) the Buyer Indemnitees shall not be entitled to receive any amount in respect of any indemnification claims under Section 8.02(a) unless and until the aggregate of all Losses incurred or suffered by such Indemnified Party exceeds $940,000 (the “Deductible”), in which event the Buyer Indemnitees shall be entitled to recover for the Losses in excess of the Deductible (it being understood that any indemnification claims under Section 6.03(a) shall not be subject to the Deductible); (ii) the aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 6.03(a) or Section 8.02(a) shall not exceed $940,000 (the “Cap”), provided, however, that notwithstanding the foregoing, neither the Deductible nor the Cap shall be applied to any claim or recovery of such Losses arising out of any violation of, non-fulfillment of, non-compliance with, or any breach of, any representation or warranty contained in the Fundamental Representations; and (iii) in no event shall the Sellers have any liability for indemnifiable Losses under any provision of this Agreement (including  Article VI) in excess of the aggregate Purchase Price, net of any other amounts paid by the Sellers pursuant to this Article VIII or Article VI, including Losses indemnifiable pursuant to Section 6.03, Section 8.02(b), Section 8.02(c), and Section 8.02(d), except for Losses arising from fraud or willful misconduct of a Seller.

(b)Payments by an Indemnifying Party pursuant to this Article VIII in respect of any Losses shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks. The Indemnified Party shall use all commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements for any Losses prior to seeking indemnification under this Agreement. For purposes of the foregoing sentence, “commercially reasonable efforts” shall not include the filing of any lawsuit, arbitration, or other similar action.

(c)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or exemplary damages, unless pursuant to Third Party Claims.

(d)For purposes of determining whether there has been any inaccuracy in or breach of any representation or warranty, and for purposes of determining the amount of Losses resulting from any such breach, in each case for purposes of Article VI and this Article VIII, such determinations shall be made without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.08Exclusive Remedies

.

(a)Subject to Section 10.12, the parties acknowledge and agree that, from and after Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct of a party) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII.  Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud or willful misconduct. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article VIII), qualifications, or procedures in this Agreement shall be deemed to limit or modify the ability of Buyers to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions, and limitations, if any, set forth in the R&W Insurance Policy.

(b)Notwithstanding anything herein to the contrary, each Seller, on behalf of itself, its Affiliates and the Target Companies, agrees that (x) the Lenders, including any agents, arrangers and/or bookrunners that have committed to provide or arrange all or any part of the Debt Financing, and their current, former or future respective Affiliates, officers, directors, employees, agents, managers, attorneys, accountants and successors and assigns (collectively the “Financing Sources”), shall have no liability hereunder to Sellers, their Affiliates or the Target Companies (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance, or breach (provided that nothing in this Section 8.08(b) shall limit the liability or obligations of the Lenders under the Commitment Letter or any definitive agreements with respect to the Debt Financing to the other parties thereto); and (y) Sellers, their Affiliates and the Target Companies shall not be permitted to bring any claim against the Lenders for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Commitment Letter or otherwise related to this Agreement. No amendment or waiver of this Section 8.08(b) shall be effective to the extent such amendment is adverse to the Financing Sources without the prior written consent of the Lenders.  If, notwithstanding the foregoing waivers, any claim is brought against any of the Financing Sources by any of the Sellers, their Affiliates or Target Companies, such claim will be governed by New York law (without giving effect to any conflicts of law principles that would result in the application of the laws of another state) and subject to the jurisdiction limitations and waiver of jury trial provisions set forth in the Commitment Letter as if fully set forth herein. The Financing Sources are intended third-party beneficiaries of this Section 8.08(b). This Section 8.08(b) shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 8.09One Recovery

.

(a)

A party shall not be entitled to double recovery for any Losses even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by another party in this Agreement.

(b)

No party shall have any liability or obligation with respect to any Action pursuant to Section 8.02 or Section 6.03 to the extent that such matter was reflected as an adjustment to the Purchase Price in Section 2.05.

Section 8.10Survival

. Notwithstanding anything in this Agreement to the contrary, the obligation of the Buyers to provide indemnification pursuant to Section 8.03(c) and Section 8.03(d) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days thereafter.

Article IX
Termination

Section 9.01Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Sellers and Buyers;

(b)by Buyers by written notice to Sellers if:

(i)Buyers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Sellers within thirty (30) days of Sellers’ receipt of written notice of such breach from Buyers; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Sellers by written notice to Buyers if:

(i)Neither Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Buyers within thirty (30) days of Buyers’ receipt of written notice of such breach from Sellers; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of either Seller to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by Buyers or Sellers in the event that (i) any Law comes into force after the date of this Agreement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02Effect of Termination

.  In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in this Article IX and Section 5.07 and Article X hereof; and

(b)that nothing in this Section 9.02 shall relieve any party hereto from liability for any a fraud or willful misconduct.

Article X
Miscellaneous

Section 10.01Expenses

.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees, and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided however, Buyers shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02Notices

.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail or other means of electronic transmission (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:

Brodero Holdings Inc.

2 Paxman Road

Toronto, Ontario M9C 1B6

E-mail: wschneider@waltmarcapital.com

Attention: Walter Schneider

Fire-Ball Holdings Corporation Ltd.

1 East Mall Crescent

Etobicoke, Ontario M9B 6G8

E-mail: pamelatalexander15@gmail.com

Attention: Pamela Alexander

with a copy to:	OSLER, HOSKIN & HARCOURT LLP 100 King Street West, 1 First Canadian Place, Suite 6200 Toronto, Ontario M5X 1B8 Email: jfraiberg@osler.com Attention: Jeremy Fraiberg
If to Buyers or the Guarantor:	A LA CARTE U.S., LLC A LA CARTE INVESTMENTS CANADA, INC. RE/MAX, LLC 5075 S. Syracuse Street Denver, CO 80237 E-mail: ascoville@remax.com and legal@remax.com Attention: Adam Scoville, General Counsel
with a copy to:	DAVIS GRAHAM & STUBBS LLP 1550 17th Street, Suite 500 Denver, CO 80202 E-mail: jeff.brandel@dgslaw.com Attention: Jeffrey R. Brandel, Esq.

Section 10.03Interpretation

.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04Headings

.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05Severability

.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. If the parties are unable to mutually agree to so modify the Agreement, the first sentence of this Section 10.05 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal, invalid, or unenforceable provision would be to cause any party to lose the material benefit of its economic bargain under this Agreement.

Section 10.06Entire Agreement

.  This Agreement and the other Transaction Documents, together with the Confidentiality Agreement, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07Successors and Assigns

.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that (i) prior to the Closing Date, Buyers may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries and (ii) Buyers may collaterally assign its rights under this Agreement, in whole or in part, to the Lenders.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08No Third-party Beneficiaries

.  Except as provided in Section 5.10(d), Section 5.19, Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09Amendment and Modification; Waiver

.  This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.  Except as set forth in this Section 10.09, no waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10Governing Law

.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 10.11Waiver of Jury Trial

.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.12Specific Performance

.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13Guarantee

.  Guarantor shall cause Buyers to perform all of their respective obligations under this Agreement and hereby guarantees to Sellers the full and punctual payment by Buyers when due of any obligation of any Buyer to pay any amount to any Seller or Seller Indemnitee under this Agreement (collectively, the “Guaranteed Obligations”). For the avoidance of doubt, Guarantor shall be jointly and severally responsible with Buyers to Sellers for any breach of or non-compliance with the Guaranteed Obligations, and Sellers may, in their sole discretion, bring and prosecute a separate action or actions against the Guarantor to enforce this Agreement in connection with the Guaranteed Obligations, regardless of whether any action is brought against Buyers or whether Buyers are joined in any such action and Sellers will be entitled to injunctive relief against any or all of the Guarantor and Buyers in accordance with Section 10.12 in connection with any such breach or non-compliance. Sellers shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that any Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Sellers to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to any Seller or Seller Indemnitee in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. This is an absolute, unconditional and irrevocable guarantee of payment and not of collectability, irrespective of any modification or amendment, or waiver of any term or condition, of this Agreement that may be agreed to by any Buyer. The Guarantor undertakes to make all payments required hereunder free and clear of any deduction, offset, claim or counterclaim of any kind, other than those that are available to Buyers under this Agreement.

Section 10.14Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by the parties or their respective officers thereunto duly authorized.

BUYERS:
A LA CARTE U.S., LLC
By /s/ Adam Contos Name: Adam Contos Title: President

A LA CARTE INVESTMENTS CANADA, INC.
By /s/ Adam Contos Name: Adam Contos Title: President

GUARANTOR:
RE/MAX, LLC
By /s/ Adam Contos Name: Adam Contos Title: Chief Executive Officer

[Signature page continues]

Signature page to Stock Purchase Agreement

SELLERS:

BRODERO HOLDINGS Inc.

By /s/ Walter Schneider Name: Walter Schneider Title: Director

FIRE-BALL HOLDINGS CORPORATION LTD.

By /s/ Frank Polzler Name: Frank Polzler Title: Director

Signature page to Stock Purchase Agreement